SUBJECT TO COMPLETION DATED SEPTEMBER 22, 2003

PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated August 25, 2003)


                              PREFERRED SECURITIES

                       SOUTHWESTERN ELECTRIC POWER COMPANY

                             SWEPCo CAPITAL TRUST I
                       FLEXIBLE TRUST PREFERRED SECURITIES
                                  (T-FLEX(SM))
                      (FIVE YEAR INITIAL FIXED RATE PERIOD)
               (LIQUIDATION AMOUNT $1,000 PER PREFERRED SECURITY)

            FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN

                           -------------------------

         The initial distribution rate on the Flexible Trust Preferred
Securities will be   % per annum from the date of original issuance through
September , 2008, which is the initial fixed rate period. Thereafter, the distribution rate for the Preferred Securities may be at fixed rates determined through remarketings of the Preferred Securities for specific periods of varying length or may be at a Floating Rate as defined herein.

         A brief description of the Preferred Securities can be found under SUMMARY INFORMATION-Q&A in this Prospectus Supplement.

                           -------------------------

                                                                                      PER
                                                                                   PREFERRED
                                                                                    SECURITY      TOTAL
                                                                                    --------      -----
Initial public offering price(1) ...............................................    $             $
Underwriting commissions to be paid by Southwestern Electric Power Company .....    $             $
Proceeds to SWEPCo Capital Trust I .............................................    $             $

(1) Plus accumulated distributions, if any, from the date of original issuance,
    which is expected to be September   , 2003.

                           -------------------------

INVESTING IN THESE PREFERRED SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 3
OF THE ACCOMPANYING PROSPECTUS FOR MORE INFORMATION.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Preferred Securities or determined that this Prospectus Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The Preferred Securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about September , 2003.

                           -------------------------

LEHMAN BROTHERS
              DANSKE MARKETS
                           MELLON FINANCIAL MARKETS, LLC
                                                                   TD SECURITIES

           The date of this Prospectus Supplement is September , 2003.


This Prospectus Supplement and the accompanying Prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

                                                                            PAGE
                                                                            ----

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT


SUMMARY INFORMATION-Q&A.................................................... S-3
RISK FACTORS............................................................... S-9
SWEPCo CAPITAL TRUST I..................................................... S-12
CAPITALIZATION............................................................. S-13
USE OF PROCEEDS............................................................ S-14
ACCOUNTING TREATMENT....................................................... S-14
DESCRIPTION OF THE PREFERRED SECURITIES.................................... S-14
DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES................. S-28
RELATIONSHIP AMONG THE PREFERRED SECURITIES,
   THE SERIES B JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE........... S-31
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...................... S-33
CERTAIN ERISA CONSIDERATIONS............................................... S-37
UNDERWRITING............................................................... S-40
LEGAL OPINIONS............................................................. S-41

                                   PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION..........................................  2
PROSPECTUS SUPPLEMENTS.......................................................  3
THE COMPANY..................................................................  3
RISK FACTORS.................................................................  3
RATIO OF EARNINGS TO FIXED CHARGES............................................15
USE OF PROCEEDS ..............................................................15
THE TRUSTS....................................................................16
ACCOUNTING TREATMENT OF TRUSTS................................................16
DESCRIPTION OF THE SENIOR NOTES ..............................................17
DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES.............................21
DESCRIPTION OF TRUST PREFERRED SECURITIES.....................................28
DESCRIPTION OF GUARANTEES.....................................................47
RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
   DEBT SECURITIES AND GUARANTEES.............................................50
BOOK-ENTRY SYSTEM.............................................................52
PLAN OF DISTRIBUTION..........................................................54
LEGAL OPINIONS................................................................55
EXPERTS.......................................................................55

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                             SUMMARY INFORMATION-Q&A

         The following information supplements, and should be read together with, the information contained in other parts of this Prospectus Supplement and in the accompanying Prospectus. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you understand the Flexible Trust Preferred Securities (the "Preferred Securities"). You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Preferred Securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the RISK FACTORS section beginning on page S-9 of this Prospectus Supplement and page 3 of the accompanying Prospectus to determine whether an investment in the Preferred Securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

         Each Preferred Security represents an undivided beneficial interest in the assets of SWEPCo Capital Trust I (the "Trust"). Each Preferred Security will entitle the holder to receive cash distributions ("Distributions") as described
in this Prospectus Supplement. The Trust is offering       Preferred Securities
at a price of $      or each Preferred Security.

WHO IS THE TRUST?

         The Trust is a Delaware statutory trust. Its principal place of business is c/o Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215, and its telephone number is 614-716-1000.

         The Trust will sell its Preferred Securities to the public and its common securities (the "Common Securities") to Southwestern Electric Power Company (the "Company"). The Trust will use the proceeds from these sales to buy a series of junior subordinated debentures due October 1, 2043 (the "Series B Junior Subordinated Debentures") from the Company with the same financial terms as the Preferred Securities. The Company will guarantee payments made on the Preferred Securities as described herein.

         The Bank of New York will act as property trustee (the "Property Trustee") of the Trust. Two officers of the Company also will act as trustees (the "Administrative Trustees") of the Trust. The Bank of New York (Delaware) will be an additional trustee (the "Delaware Trustee") of the Trust.

         The Bank of New York will act as trustee (the "Indenture Trustee") under the Subordinated Indenture, dated as of September 1, 2003 (the "Subordinated Indenture"), pursuant to which the Series B Junior Subordinated Debentures will be issued and will act as trustee (the "Guarantee Trustee") under the Trust Securities Guarantee, dated as of September 1, 2003, of the Company (the "Guarantee"). The Property Trustee, the Delaware Trustee and the Administrative Trustees are sometimes referred to as the "Securities Trustees".

WHO IS THE COMPANY?

         The Company generates, sells, purchases, transmits and distributes electric power. The Company serves approximately 437,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas and also sells and transmits power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. The Company's principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, telephone number (614) 716-

1000. The Company is a subsidiary of American Electric Power Company, Inc., a public utility holding company, and it is a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215, telephone number (614) 716-1000.

WHAT WILL THE DISTRIBUTION RATE BE ON THE PREFERRED SECURITIES?

         Distributions will initially be paid at a rate (a "Distribution Rate")
of    % per annum (the "Initial Distribution Rate"), payable semiannually in arrears, for the period from the date of original issuance of the Preferred Securities (the "Issue Date"), which is expected to be September , 2003, through September , 2008 (the "Initial Fixed Rate Period"). If the Preferred Securities are not redeemed, the Company and the Trust will have the option to remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period (to be in effect after the Initial Fixed Rate Period) to establish a new fixed per annum Distribution Rate (together with the Initial Distribution Rate and any subsequent fixed rate established pursuant to a remarketing, as described below, a "Fixed Rate") with respect to the Preferred Securities. Any new Fixed Rate so established will be in effect for such period (together with the Initial Fixed Rate Period and any subsequent period established pursuant to a remarketing, as described below, a "Fixed Rate Period") as the Company and the Trust determine in connection with the remarketing, provided that a Fixed Rate Period must be for a duration of at least six months. A Fixed Rate Period may not extend beyond October 1, 2043, the final maturity of the Series B Junior Subordinated Debentures, and may not end on a day other than a day immediately preceding a Distribution Payment Date (as defined below). Distributions on Preferred Securities during any Fixed Rate Period will be payable semiannually in arrears. Prior to the expiration of any Fixed Rate Period, the Company and the Trust will have the option to again remarket the Preferred Securities to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

         If the Preferred Securities are not redeemed and if the Company and the Trust elect not to remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if they are unable to successfully remarket all Preferred Securities tendered for sale in a remarketing, Distributions on the Preferred Securities will thereafter be
payable at a floating rate (a "Floating Rate") reset quarterly equal to   % (the
"Initial Credit Spread"), plus the "Adjustable Rate", which will be the greater of (i) the 3-month LIBOR Rate; (ii) the 10-year Treasury CMT Rate; or (iii) the 30-year Treasury CMT Rate (each as defined herein). A Floating Rate will be in effect until the Company and the Trust subsequently remarket Preferred Securities to again establish a Fixed Rate for a new Fixed Rate Period as described below. During any period during which a Floating Rate is in effect (a "Floating Rate Period"), Distributions on the Preferred Securities will be payable quarterly in arrears. The Company and the Trust may elect to remarket the Preferred Securities prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period, as defined below).

         In this Prospectus Supplement, each semiannual distribution period in a Fixed Rate Period (including, without limitation, the Initial Fixed Rate Period) and each quarterly distribution period in a Floating Rate Period are sometimes referred to as a "Distribution Period".

WHAT ARE THE PROCEDURES FOR REMARKETING THE PREFERRED SECURITIES AND ESTABLISHING THE DISTRIBUTION RATE FOR DISTRIBUTION PERIODS SUBSEQUENT TO THE INITIAL FIXED RATE PERIOD?

         In connection with any remarketing of the Preferred Securities, holders of Preferred Securities will be given the option to elect to retain or tender all or a portion of their Preferred Securities for sale in the remarketing. Such election will be required to be made on a date that is no later than the fifth

Business Day (as defined below) prior to the proposed remarketing date (an "Election Date"). A holder that fails to give an election notice to the Remarketing Agent (as defined below) by the Election Date will be deemed to have elected to sell its Preferred Securities in the remarketing. A holder of Preferred Securities may notify the Remarketing Agent of its interest in retaining all or some of its Preferred Securities, provided that the new Distribution Rate is a Fixed Rate not less than a rate per annum specified by the holder. In such case, the holder will be given priority to purchase the specified number of Preferred Securities in the remarketing, provided the new Distribution Rate is a Fixed Rate not less than the rate specified by the holder.

         If the Remarketing Agent is able to remarket all Preferred Securities tendered or deemed tendered in connection with the remarketing at a price equal to $1,000 per Preferred Security for the desired new Fixed Rate Period selected by the Company and the Trust, the Distribution Rate on the Preferred Securities for the new Fixed Rate Period will be the rate that the Remarketing Agent determines, in its sole judgment, to be the lowest rate per annum, if any, that will enable it to remarket all Preferred Securities tendered or deemed tendered for remarketing at a price of $1,000 per Preferred Security.

         If the Remarketing Agent is unable to remarket all Preferred Securities tendered or deemed tendered in connection with a remarketing at a price equal to $1,000 per Preferred Security for the desired new Fixed Rate Period selected by the Company and the Trust, the Distribution Rate on the Preferred Securities will be the then applicable Floating Rate. In such case, each holder will continue to hold its Preferred Securities at the Floating Rate.

         The purchase price payable to a holder for any Preferred Securities repurchased from it in a remarketing is expected to be equal to $1,000 per Preferred Security plus accrued and unpaid Distributions. Lehman Brothers Inc. is expected to act as remarketing agent (the "Remarketing Agent") in connection with any remarketing of the Preferred Securities.

         You should read DESCRIPTION OF THE PREFERRED SECURITIES-REMARKETING for more information regarding the procedures relating to a remarketing of the Preferred Securities.

WHEN WILL YOU RECEIVE DISTRIBUTIONS?

         If you purchase the Preferred Securities, you are entitled to receive Distributions at the Distribution Rate on the applicable distribution payment date (each, a "Distribution Payment Date"). During the Initial Fixed Rate Period, Distributions will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2004. In any subsequent Fixed Rate Period, Distributions will be payable semiannually in arrears determined based on the remarketing date (if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on April 1 and October 1 of each year and if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on January 1 and July 1 of each year). Distributions during any Floating Rate Period will be payable on January 1, April 1, July 1 and October 1 of each year.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

         The Company can, on one or more occasions, defer interest payments on the Series B Junior Subordinated Debentures for up to five years at a time (each, an "Extension Period"). A deferral of interest payments cannot extend, however, beyond the maturity date of the Series B Junior Subordinated Debentures (which is October 1, 2043). See DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-OPTION TO EXTEND INTEREST PAYMENT PERIOD.

         If the Company defers interest payments on the Series B Junior Subordinated Debentures, the Trust will also defer Distributions on the Preferred Securities. During any Extension Period, Distributions will continue to accrue on the Preferred Securities. If the Company elects to defer interest during a Fixed Rate Period, Distributions will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during a Floating Rate Period, Distributions will continue to accrue at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Distribution Payment Date in order to establish a new Fixed Rate Period to begin on that Distribution Payment Date. Deferred Distributions will themselves accrue interest at the then prevailing Distribution Rate (to the extent permitted by law). Once the Company makes all interest payments on the Series B Junior Subordinated Debentures, with accrued interest, it can again defer interest payments on the Series B Junior Subordinated Debentures.

         During any period in which the Company defers interest payments on the Series B Junior Subordinated Debentures, the Company will not be permitted to (with limited exceptions):

    o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

    o make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any of its debt securities that rank equal with or junior to the Series B Junior Subordinated Debentures, or

    o make any guarantee payments with respect to any guarantee issued by the Company if such guarantee ranks equally with, or junior to, the Series B Junior Subordinated Debentures.

         For a description of the limited exceptions pursuant to which the Company may make certain repurchases, redemptions or other acquisitions during an Extension Period, see DESCRIPTION OF TRUST PREFERRED SECURITIES-CERTAIN COVENANTS in the accompanying Prospectus.

         If the Company defers payments of interest on the Series B Junior Subordinated Debentures, the Preferred Securities will, from the time of deferral, be treated as being issued with original issue discount ("OID") for United States federal income tax purposes. This means you will be required to recognize interest income with respect to Distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash Distributions relating to such interest income. You should consult with your own tax advisor regarding the tax consequences of an investment in the Preferred Securities. See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES-INTEREST INCOME AND ORIGINAL ISSUE Discount.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

         The Trust must redeem all of the outstanding Preferred Securities and Common Securities (together, the "Trust Securities") when the Series B Junior Subordinated Debentures are paid at maturity on October 1, 2043 or are otherwise due. In addition, if the Company redeems the Series B Junior Subordinated Debentures before their maturity, the Trust will use the cash it receives from the redemption to redeem Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Series B Junior Subordinated Debentures redeemed.

         The Company can redeem, in whole, but not in part, the Series B Junior Subordinated Debentures before their maturity on the last Distribution Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period or on any Distribution Payment Date relating to a Floating Rate Period (each, a "Redemption Date") at 100% of their principal amount plus accrued and unpaid interest to that redemption date (the "Redemption Price"). The Company also has the option to redeem the Series B Junior Subordinated Debentures, in whole, but not in part, at any time at the Redemption Price if certain changes in tax or investment company law occur and certain other conditions are satisfied, as more fully described under DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES.

WHAT IS THE COMPANY'S GUARANTEE OF THE PREFERRED SECURITIES?

         The Company will guarantee the Preferred Securities based on:

    o its obligations to make payments on the Series B Junior Subordinated Debentures;

    o    its obligations under the Guarantee; and

    o its obligations under the Trust Agreement and the Agreement as to Expenses and Liabilities between the Company and the Trust (the "Agreement as to Expenses and Liabilities").

         The Company's obligations under the Series B Junior Subordinated Debentures are subordinate and junior in right of payment to all of its Senior Indebtedness (as defined under DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-SUBORDINATION in this Prospectus Supplement), which aggregated approximately $782 million at June 30, 2003.

         The payment of Distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds on hand available to make Distributions.

         The Company's obligations under the Guarantee are:

    o subordinate and junior in right of payment to all of its other liabilities, including the Series B Junior Subordinated Debentures, except those obligations or liabilities made pari passu or subordinate by their terms;

    o pari passu with its most senior preferred or preference stock, now or hereafter issued by it and with any guarantee now or hereafter entered into by it in respect of any preferred or preference securities by any of its affiliates; and

    o    senior to its common stock.

WHEN COULD THE SERIES B JUNIOR SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

         The Company has the right to terminate the Trust at any time. If the Company terminates the Trust, the Trust will liquidate by distributing the Series B Junior Subordinated Debentures to holders of the Preferred Securities and the Common Securities on a pro rata basis. For a discussion of the Company's ability to distribute the Series B Junior Subordinated Debentures, see DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES and -LIQUIDATION DISTRIBUTION UPON Dissolution.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

         The Preferred Securities will not be listed on a stock exchange.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

         Generally, the holders of the Preferred Securities will not have any voting rights. See DESCRIPTION OF THE PREFERRED SECURITIES-VOTING RIGHTS.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

         The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of a securities depository or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities. The Company expects that the Preferred Securities will be ready for delivery through a securities depository on or about September , 2003. The Depository Trust Company ("DTC") will act as the initial securities depository for the Preferred Securities.

                                  RISK FACTORS

         Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks as well as the section entitled RISK FACTORS beginning on page 3 of the accompanying Prospectus, and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Preferred Securities is suitable for you.

THE COMPANY'S OBLIGATIONS UNDER THE GUARANTEE AND THE SERIES B JUNIOR SUBORDINATED DEBENTURES ARE SUBORDINATED.

         The Company's obligations under the Series B Junior Subordinated Debentures will rank junior in priority of payment to all of the Company's Senior Indebtedness. This means that the Company cannot make any payments on the Series B Junior Subordinated Debentures if it defaults on a payment of Senior Indebtedness and does not cure such default within the applicable grace period or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full. The Company's Senior Indebtedness aggregated approximately $782 million as of June 30, 2003.

         The Company's obligations under the Guarantee will rank in priority of payment as follows:

    o subordinate and junior in right of payment to all of its other liabilities, including the Series B Junior Subordinated Debentures, except those obligations or liabilities made pari passu or subordinate by their terms;

    o pari passu with its most senior preferred or preference stock, now or hereafter issued by it and with any guarantee now or hereafter entered into by it in respect of any preferred or preference securities by any of its affiliates; and

    o    senior to its common stock.

         This means that the Company cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of the Company, its assets would be available to pay obligations under the Guarantee only after the Company made all payments on its other liabilities.

         Neither the Preferred Securities, the Series B Junior Subordinated Debentures nor the Guarantee limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Series B Junior Subordinated Debentures and the Guarantee. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-SUBORDINATION in the accompanying Prospectus and DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-SUBORDINATION in this Prospectus Supplement.

THE GUARANTEE ONLY COVERS PAYMENTS IF THE TRUST HAS CASH AVAILABLE.

         The ability of the Trust to pay scheduled Distributions on the Preferred Securities, the redemption price of the Preferred Securities and the liquidation amount of each Preferred Security is solely dependent upon the Company making the related payments on the Series B Junior Subordinated Debentures when due.

         If the Company defaults on its obligations to pay principal or interest on the Series B Junior Subordinated Debentures, the Trust will not have sufficient funds to pay Distributions, the redemption price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

         Instead, you:

    o may directly sue the Company or seek other remedies to collect your pro rata share of payments owed; or

    o may rely on the Property Trustee to enforce the Trust's rights under the Series B Junior Subordinated Debentures.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

         The Company can, on one or more occasions, defer interest payments on the Series B Junior Subordinated Debentures for up to five years at any time. If the Company defers interest payments on the Series B Junior Subordinated Debentures, the Trust will defer Distributions on the Preferred Securities during any Extension Period. However, Distributions would still accumulate and such deferred Distributions would themselves accrue interest at the prevailing Distribution Rate (to the extent permitted by law).

         If the Company defers payments of interest on the Series B Junior Subordinated Debentures, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the interest on the Series B Junior Subordinated Debentures held by the Trust) before you receive any cash relating to such interest. In the event of a deferral, this income would constitute OID. In addition, you will not receive such cash if you sell the Preferred Securities before the end of any deferral period or before the record date relating to Distributions which are paid. Instead, the accrued Distributions will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any date during the deferral period. Moreover, the accrued OID will be added to your adjusted tax basis in the Preferred Securities but might not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deduction of capital losses is subject to limitations.

         The Company has no current intention of deferring interest payments on the Series B Junior Subordinated Debentures. However, if the Company exercises its right in the future, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series B Junior Subordinated Debentures. If you sell the Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Preferred Securities. In addition, the existence of the Company's right to defer payments of interest on the Series B Junior Subordinated Debentures may mean that the market price for the Preferred Securities (which represent an undivided beneficial interest in the Series B Junior Subordinated Debentures) may be more volatile than other securities that do not have these rights.

         See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES for more information regarding the tax consequences of purchasing, holding and selling the Preferred Securities.

PREFERRED SECURITIES MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX OR INVESTMENT COMPANY LAW OCCUR.

         Certain tax law changes have been proposed from time to time which could affect the deductibility of interest paid on the Series B Junior Subordinated Debentures. None of these proposals has become law. If certain changes in tax or investment company law occur and are continuing, and certain other conditions are satisfied, the Company has the right to redeem the Series B Junior Subordinated Debentures, in whole, but not in part, at any time. Any such redemption will cause a mandatory redemption of all Preferred Securities and Common Securities at a redemption price equal to $1,000 per security plus any accrued and unpaid Distributions. See DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES.

PREFERRED SECURITIES MAY BE REDEEMED AT THE OPTION OF THE COMPANY.

         At the option of the Company, the Series B Junior Subordinated Debentures may be redeemed, in whole, but not in part, on the last Distribution Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period or on any Distribution Payment Date relating to a Floating Rate Period at the Redemption Price. See DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-OPTIONAL REDEMPTION. You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Series B Junior Subordinated Debentures. If the Series B Junior Subordinated Debentures are redeemed, the Trust must redeem the Preferred Securities and the Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Series B Junior Subordinated Debentures to be redeemed. See DESCRIPTION OF THE PREFERRED SECURITIES-REDEMPTION.

THERE CAN BE NO ASSURANCE AS TO THE LIQUIDITY OF THE PREFERRED SECURITIES.

         There is no assurance that a secondary market for the Preferred Securities will develop or, if such a market develops, that the Preferred Securities will trade at or close to their stated liquidation amount. The ability of a holder of the Preferred Securities to sell such Preferred Securities may depend on the success of the remarketing. If the Remarketing Agent cannot remarket the Preferred Securities or the Company does not elect to remarket the Preferred Securities, the holders of the Preferred Securities may not be able to sell Preferred Securities. It is not expected that the Preferred Securities will be listed on any securities exchange.

AFTER THE INITIAL FIXED RATE PERIOD, THE DISTRIBUTION RATE ON THE PREFERRED SECURITIES WILL VARY.

         The Distribution Rate on the Preferred Securities is fixed at   % per
annum for the Initial Fixed Rate Period. Thereafter, the Preferred Securities will pay Distributions at Fixed Rates during future Fixed Rate Periods, which rates will be determined through remarketings of the Preferred Securities, or at Floating Rates during Floating Rate Periods, which rates will be the Initial Credit Spread plus the Adjustable Rate. In connection with any proposed remarketing to set a Fixed Rate for a new Fixed Rate Period, you may have the opportunity to elect to sell your Preferred Securities to the Remarketing Agent at a price of $1,000, plus accrued and unpaid distributions, per Preferred Security. If, however, the remarketing is unsuccessful, the Preferred Securities will pay Distributions at a Floating Rate until any future time that the Company and the Trust elect to remarket the Preferred Securities to set a new Fixed Rate and are able to successfully remarket the Preferred Securities.

         Fixed Rate Periods and Floating Rate Periods can be of varying lengths and varying Distribution Rates. Distribution Rates on the Preferred Securities may move back and forth between Fixed Rates and Floating Rates over the life of the Preferred Securities.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE PREFERRED SECURITIES OR THE SERIES B JUNIOR SUBORDINATED DEBENTURES.

         There can be no assurance as to the market prices for the Preferred Securities or the Series B Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a termination of the Trust. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made by this Prospectus Supplement, in a remarketing or in the secondary market, or the Series B Junior Subordinated Debentures that a holder of Preferred Securities may receive upon a termination of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered by this Prospectus Supplement. As a result of the Company's right to defer interest payments on the Series B Junior Subordinated Debentures, the market price of the Preferred Securities (which represent undivided beneficial ownership interests in the Trust, substantially all the assets of which consist of the Series B Junior Subordinated Debentures) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

THE COMPANY MAY TERMINATE THE TRUST AT ANY TIME.

         The Company has the right to terminate the Trust at any time. If the Company decides to exercise its right to terminate the Trust, the Trust will liquidate by distributing the Series B Junior Subordinated Debentures to holders of the Preferred Securities and the Common Securities on a pro rata basis.

         Under current United States federal income tax law, a distribution of Series B Junior Subordinated Debentures to you on the dissolution of the Trust should not be a taxable event to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of Series B Junior Subordinated Debentures to you may be a taxable event to you.

         The Company has no current intention of causing the termination of the Trust and the distribution of the Series B Junior Subordinated Debentures. The Company anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected such as if certain changes in tax law or investment company law occurred. See DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION, DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES. The Company cannot predict the other circumstances under which this right would be exercised.

YOU HAVE LIMITED VOTING RIGHTS.

         You will have limited voting rights. In particular, subject to certain exceptions, only the Company can appoint or remove any of the Securities Trustees. See DESCRIPTION OF THE PREFERRED SECURITIES-VOTING RIGHTS.

                             SWEPCo CAPITAL TRUST I

         The Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on August 15, 2003. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the Issue Date substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part (the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Series B Junior Subordinated Debentures; and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of approximately 40 years, but may terminate earlier as provided in the Trust Agreement.

         Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Common Securities will rank on a parity with, and payments will be made thereon pro rata with, the Preferred Securities, except that upon the occurrence and continuance of a Subordinated Indenture Event of Default (as defined below), the rights of the holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

         The Trust's business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Company as the holder of the Common Securities. Two officers of the Company initially will serve as the Administrative Trustees. The Bank of New York will serve as Property Trustee and will hold legal title to the Series B Junior Subordinated Debentures issued by the Company on behalf of the Trust and the holders of the Trust Securities. The Bank of New York (Delaware) will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a Substitute Property Trustee. See DESCRIPTION OF THE PREFERRED SECURITIES-VOTING RIGHTS.

         The Property Trustee will hold legal title to the Series B Junior Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Series B Junior Subordinated Debentures. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Preferred Securities to appoint a Substitute Property Trustee in certain instances, the Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace all the Securities Trustees.

         The Series B Junior Subordinated Debentures will constitute substantially all of the assets of the Trust. Other assets that may constitute "Trust Property" (as that term is defined in the Trust Agreement) include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement, as well as any other property or assets held by the Property Trustee pursuant to the Trust Agreement. In addition, the Trust may, from time to time, receive cash pursuant to the Agreement as to Expenses and Liabilities.

         The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Statutory Trust Act and the 1939 Act. See DESCRIPTION OF THE PREFERRED SECURITIES.

         The Trust's registered office in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Trust shall be c/o the Company 1 Riverside Plaza, Columbus, Ohio 43215, telephone number (614) 716-1000.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2003:

    o    on an actual basis; and

    o on an as adjusted basis to give effect to the sale of the Preferred Securities after deducting estimated offering expenses, and the expected use of proceeds described herein.

         You should read the information in this table along with the financial information included or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                   CAPITALIZATION
                                                                                 AS OF JUNE 30, 2003
                                                                                 -------------------
                                                                                              (UNAUDITED)
                                                                               ACTUAL         AS ADJUSTED
                                                                               ------         -----------
                                                                              (Millions, except percentages)
Common Shareholder's Equity................................................    $  664
Cumulative Preferred Stock.................................................         5
Company Obligated Mandatorily Redeemable Preferred Securities of
     Subsidiary Trust Holding Solely Junior Subordinated Debentures (1)....       110
Long-Term Debt.............................................................       734
         Total, excluding amounts due within one year of $47 million           $1,513
                                                                               ======

--------------------
    (1) Substantially all of the assets of the subsidiary trust are junior subordinated debentures of the Company and upon redemption of such debt, the related preferred securities will be mandatorily redeemable.

                                 USE OF PROCEEDS

         The Trust will invest the proceeds received from the sale of the Preferred Securities in Series B Junior Subordinated Debentures. The net proceeds received by the Company from such investment will be used by the Company to redeem $110 million in aggregate outstanding principal amount of the Company's 7.875% Junior Subordinated Deferrable Interest Debentures, Series A due 2037 which will, in turn, cause the redemption of the SWEPCo Capital I 7.875% Trust Preferred Securities.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Series B Junior Subordinated Debentures issued by the Company to the Trust will be included in the Company's consolidated financial statements under the long-term debt section and appropriate disclosures concerning the Preferred Securities, the Guarantee and the Series B Junior Subordinated Debentures will be included in the notes to the Company's consolidated financial statements.

                     DESCRIPTION OF THE PREFERRED SECURITIES

         The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the Indenture trustee with respect to the Trust, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and the Delaware Statutory Trust Act and those made part of the Trust Agreement by the 1939 Act. This description supplements, and should be read together with, the description of the general terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the caption DESCRIPTION OF THE TRUST PREFERRED SECURITIES. If the descriptions are inconsistent, the description in the Prospectus Supplement controls. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the Delaware Statutory Trust Act and 1939 Act.

GENERAL

         The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank on a parity with, and payments will be made thereon on a pro rata basis with, the Preferred Securities, except that upon the occurrence of a Subordinated Indenture Event of Default, the rights of the holders of the Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the Series B Junior Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company on a subordinated basis as and to the extent described under the captions RISK FACTORS-THE COMPANY'S OBLIGATIONS UNDER THE GUARANTEE AND THE SERIES B JUNIOR SUBORDINATED DEBENTURES ARE SUBORDINATED in this Prospectus Supplement and DESCRIPTION OF GUARANTEES in the accompanying Prospectus. The Guarantee does not cover payment of Distributions on the Preferred Securities when the Trust does not have funds available on hand sufficient to make such Distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce its rights under the Series B Junior Subordinated Debentures. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series B Junior Subordinated Debentures having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series B Junior Subordinated Debentures. The above mechanisms and obligations, together with the Company's obligations under the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

DISTRIBUTIONS

     GENERAL

         The Initial Distribution Rate on the Preferred Securities will be % per annum, payable semiannually in arrears, for the Initial Fixed Rate Period. If the Preferred Securities are not redeemed, the Company and the Trust will have the option to remarket the Preferred Securities prior to the expiration of the Initial Fixed Rate Period (to be in effect after the Initial Fixed Rate Period) to establish a new Fixed Rate with respect to the Preferred Securities. Any new Fixed Rate so established will be in effect for such Fixed Rate Period as the Company and the Trust determine in connection with the remarketing, provided that a Fixed Rate Period must be for a duration of at least six months, may not extend beyond the stated maturity of the Series B Junior Subordinated Debentures and may not end on a day other than a day immediately preceding a Distribution Payment Date. Distributions on Preferred Securities during any

Fixed Rate Period will be payable semiannually in arrears. Prior to expiration of any Fixed Rate Period, the Company and the Trust will have the option to again remarket the Preferred Securities to establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period). The Company and the Trust also have the option to remarket the Preferred Securities for the purpose of establishing a new Fixed Rate for a new Fixed Rate Period prior to any Distribution Payment Date during a time in which Preferred Securities are redeemable in a subsequent Fixed Rate Period.

         If the Preferred Securities are not redeemed and the Company and the Trust elect not to remarket the Preferred Securities prior to expiration of the Initial Fixed Rate Period or any subsequent Fixed Rate Period, or if they are unable to successfully remarket all Preferred Securities tendered for sale in a remarketing, Distributions on the Preferred Securities will thereafter be payable at the Floating Rate, subject to the right of the Company and the Trust to subsequently remarket Preferred Securities to again establish a Fixed Rate for a new Fixed Rate Period. During any Floating Rate Period, Distributions on the Preferred Securities will be payable quarterly in arrears. The Company and the Trust may elect to remarket the Preferred Securities prior to any Distribution Payment Date relating to a Floating Rate Period in order to again establish a new Fixed Rate for a new Fixed Rate Period (to be in effect after the expiration of the then current Distribution Period).

         During the Initial Distribution Period, Distributions will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2004. In any subsequent Fixed Rate Period, Distributions will be payable semiannually in arrears determined based on the remarketing date (if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on April 1 or October 1, Distributions will be payable on April 1 and October 1 of each year, and if the Preferred Securities are remarketed for a new Fixed Rate Period that begins on January 1 or July 1, Distributions will be payable on January 1 and July 1 of each year). Distributions during any Floating Rate Period will be payable on January 1, April 1, July 1 and October 1 of each year. Distributions not paid on a Distribution Payment Date will accumulate additional Distributions (to the extent permitted by law) compounded semiannually at the Fixed Rate or quarterly at the Floating Rate, as applicable, then in effect.

         If any Distribution Payment Date with respect to a Fixed Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date with the same force and effect as if payment was made on the date such payment was originally payable. If any Distribution Payment Date with respect to a Floating Rate Period is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date and Distributions shall accrue to the actual payment date (except for a Distribution Payment Date that coincides with the Redemption Date).

         Distributions shall be payable on the Distribution Payment Date to holders of record as of the opening of business on the Business Day immediately preceding such Distribution Payment Date (the "Record Date").

         The amount of Distributions per Preferred Security payable on each semiannual Distribution Payment Date relating to a Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of Distributions per Preferred Security payable on each quarterly Distribution Payment Date in respect of a Floating Rate Period will be computed by multiplying the per annum Distribution Rate in effect for such Distribution Period by a fraction, the numerator of which will be the actual number of days in such Distribution Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $1,000.

         Distributions on the Preferred Securities must be paid on the Distribution Payment Dates to the extent that the Trust has funds on hand available for the payment of such Distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Series B Junior Subordinated Debentures. See DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES.

     DETERMINING THE FLOATING RATE

         During any Floating Rate Period, the Calculation Agent shall calculate the Floating Rate and the amount of Distributions payable on each quarterly Distribution Payment Date relating to a Floating Rate Period. Promptly upon such determination, the Calculation Agent shall notify the Company, the Indenture Trustee and the Property Trustee, if the Property Trustee or the Indenture Trustee is not then serving as the Calculation Agent, of the Floating Rate for the new Distribution Period. The Floating Rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Preferred Securities, the Company and the Securities Trustees.

         Except as provided below, the Floating Rate for any Floating Rate Period for the Preferred Securities will be equal to the Adjustable Rate (as defined below) plus % (the "Initial Credit Spread"). The "Adjustable Rate" for any Distribution Period will be equal to the highest of the 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT (each as defined below and collectively referred to as the "Benchmark Rates") for such Distribution Period during the Floating Rate Period. In the event that the Calculation Agent determines in good faith that for any reason:

    o any one of the Benchmark Rates cannot be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to the higher of whichever two of such rates can be so determined;

    o only one of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for such Distribution Period will be equal to whichever such rate can be so determined; or

    o none of the Benchmark Rates can be determined for any Distribution Period, the Adjustable Rate for the preceding Distribution Period will be continued for such Distribution Period.

         The "3-MONTH LIBOR RATE" means, for each Distribution Period, the arithmetic average of the two most recent weekly quotes for deposits for U.S. Dollars having a term of three months, as published on the first Business Day of each week during the relevant Calendar Period (as defined below) immediately preceding the Distribution Period for which the Floating Rate is being determined. Such quotes will be taken from Telerate Page 3750 at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on Telerate Page 3750 on the relevant date, the 3-month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the relevant date for loans in U.S. Dollars to leading European banks for a period of three months.

         The "10-YEAR TREASURY CMT" means the rate determined in accordance with the following provisions:

    o With respect to any Distribution determination date and the Distribution Period that begins immediately thereafter, the 10-year Treasury CMT means the rate displayed on Telerate Page 7051 under the caption "...Treasury Constant Maturities...Federal Reserve Board Release

         H.15...Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below).

    o If such rate is no longer displayed on the relevant page, or is not so displayed by 3:00 p.m., New York City time, on the applicable Distribution determination date, then the 10-year Treasury CMT for such Distribution determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

    o If such rate is no longer displayed on the relevant page, or if not published by 3:00 p.m., New York City time, on the applicable Distribution determination date, then the 10-year Treasury CMT for such Distribution determination date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the applicable Distribution determination date with respect to such Distribution reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Telerate Page 7051 and published in H.15(519).

    o If such information is not provided by 3:00 p.m., New York City time, on the applicable Distribution determination date, then the 10-year Treasury CMT for such Distribution determination date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the Distribution determination date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Debentures") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

    o If the Calculation Agent is unable to obtain three such Treasury Debentures quotations, the 10-year Treasury CMT for the applicable Distribution determination date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the applicable Distribution determination date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debentures with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

    o If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Distribution determination date will remain the 10-year Treasury CMT for the immediately preceding Distribution Period. If two Treasury Debentures with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debentures with the shorter remaining term to maturity will be used.

         The "30-YEAR TREASURY CMT" has the meaning specified under the definition of 10-year Treasury CMT, except that the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years.

         The 3-month LIBOR Rate, the 10-year Treasury CMT and the 30-year Treasury CMT shall each be rounded to the nearest hundredth of a percent.

         The Floating Rate with respect to each Floating Rate Period will be calculated as promptly as practicable by the Calculation Agent according to the appropriate method described above.

         "Business Day" means a day other than (i) a Saturday or Sunday; (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed; or (iii) a day on which the Indenture Trustee's corporate trust office is closed for business.

         "Calculation Agent" means The Bank of New York, or its successor appointed by the Company and the Trust, acting as calculation agent.

         "Calendar Period" means a period of 180 calendar days.

         "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

         "Telerate Page 3750" means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollars deposits).

         "Telerate Page 7051" means the display on MoneyLine Telerate (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

     DEFERRED DISTRIBUTIONS

         The Company has the right under the Subordinated Indenture to defer payments of interest on the Series B Junior Subordinated Debentures by extending the interest payment period from time to time on the Series B Junior Subordinated Debentures which, if exercised, would defer Distributions on the Preferred Securities during any Extension Period. During any Extension Period, Distributions will continue to accrue on the Preferred Securities at the then applicable Distribution Rate. If the Company elects to defer interest during a Fixed Rate Period, Distributions will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during a Floating Rate Period, Distributions will continue to accrue at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Distribution Payment Date in order to establish a new Fixed Rate for a new Fixed Rate Period.

         An Extension Period shall not extend beyond the stated maturity of the Series B Junior Subordinated Debentures. Prior to the termination of any Extension Period, the Company may further defer payments of interest provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed five (5) years. The Company may only terminate an Extension Period on the last day of a Distribution Period. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series B Junior Subordinated Debentures.

         Deferred installments of interest on the Series B Junior Subordinated Debentures will bear interest, compounded on each Interest Payment Date, at a rate per annum equal to the applicable Distribution Rate. Any deferred Distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next preceding the termination of such Extension Period. See DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-INTEREST and-OPTION TO EXTEND INTEREST PAYMENT PERIOD.

REDEMPTION

         The Preferred Securities are subject to mandatory redemption upon repayment of the Series B Junior Subordinated Debentures at maturity, their earlier redemption or when they are otherwise due. The Series B Junior Subordinated Debentures will mature on October 1, 2043, and may be redeemed, in whole, but not in part, at the option of the Company, on the last Distribution Payment Date relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period or on any Distribution Payment Date relating to a Floating Rate Period or at any time in whole, but not in part, upon the occurrence of a Special Event (as discussed below) at the Redemption Price. Upon the repayment of the Series B Junior Subordinated Debentures, whether at maturity, upon redemption or when they are otherwise due, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like amount of Trust Securities upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the stated liquidation amount of $1,000 plus accrued and unpaid Distributions thereon to the date of payment (the "Preferred Securities Redemption Price"). See DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-OPTIONAL REDEMPTION.

SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED
DEBENTURES

         Upon the occurrence of a Special Event at any time, the Company will have the option to redeem the Series B Junior Subordinated Debentures in whole (and thus cause the redemption of the Preferred Securities in whole) (a "Special Event Redemption"). A Special Event is either an Investment Company Act Event or a Tax Event. For a description of the definition of Investment Company Act Event, see DESCRIPTION OF TRUST PREFERRED SECURITIES-REDEMPTION in the accompanying Prospectus.

         "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of
(a) any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series B Junior Subordinated Debentures; (ii) interest payable on the Series B Junior Subordinated Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes; or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date.

         The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, cause the Series B Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See -LIQUIDATION DISTRIBUTION UPON DISSOLUTION below. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition and changes in the accounting requirements applicable to the Preferred Securities as described under ACCOUNTING TREATMENT.

         If Series B Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, the Interest Rate, interest payable, Interest Periods and Interest Payment Dates for the Series B Junior Subordinated Debentures will be determined in the same manner as the Distribution Rate, Distributions, Distribution Periods and Distribution Payment Dates for the Preferred Securities and the associated remarketing procedures shall remain the same except (i) the effects of Trust Agreement Events of Default (as defined below) shall be occasioned only by the Subordinated Indenture Events of Default and (ii) the cure and waiver provisions relating to Trust Agreement Events of Default shall be superceded by the cure and waiver provisions relating to Subordinated Indenture Events of Default. See DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-EVENTS OF Default in the accompanying Prospectus. After the date for any distribution of Series B Junior Subordinated Debentures upon termination of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding; (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Series B Junior Subordinated Debentures to be delivered upon such distribution; and (iii) any certificates representing Preferred Securities and the Guarantee not held by the securities depositary or its nominee will be deemed to represent Series B Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an Interest Rate identical to the Distribution Rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

         There can be no assurance as to the market prices for the Preferred Securities or the Series B Junior Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Series B Junior Subordinated Debentures that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

         Redemption of the Preferred Securities shall be at the Preferred Securities Redemption Price with the proceeds from the contemporaneous redemption of the Series B Junior Subordinated Debentures. The Preferred Securities Redemption Price shall be deemed payable on each redemption date only to the extent that the Trust has funds on hand available for payment of such Preferred Securities Redemption Price. For a further description of redemption procedures, see DESCRIPTION OF TRUST PREFERRED SECURITIES-REDEMPTION PROCEDURES in the accompanying Prospectus.

         Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

REMARKETING

     REMARKETING PROCEDURES

         Set forth below is a summary of the procedures to be followed in connection with a remarketing of the Preferred Securities (or, if the Series B Junior Subordinated Debentures have been distributed to holders of the Trust Securities in liquidation of the Trust, the Series B Junior Subordinated Debentures):

         If the Company and the Trust elect to conduct a remarketing, not less than 20 nor more than 35 Business Days prior to the related Election Date, the Trust is required to give the notice of remarketing of the Preferred Securities to DTC, the Remarketing Agent, the Property Trustee, the Indenture Trustee and the Calculation Agent. Such notice will describe the Remarketing and will indicate the length of the proposed new Fixed Rate Period, the proposed Remarketing Date and any redemption provisions that will apply during such new Fixed Rate Period. At any time prior to the Election Date, the Company and the Trust may elect to terminate a remarketing by giving DTC, the Remarketing Agent, the Property Trustee, the Indenture Trustee and the Calculation Agent notice of such termination.

         Not later than 4:00 p.m., New York City time, on an Election Date, each holder of Preferred Securities may give, through the facilities of DTC, a notice to the Property Trustee of its election ("Notice of Election") (i) to retain and not to have all or any portion of the Preferred Securities owned by it remarketed in the remarketing, or (ii) to tender all or any portion of such Preferred Securities for purchase in the remarketing (such portion, in either case, is required to be in the liquidation amount of $1,000 or any integral multiple thereof). Any Notice of Election given to the Property Trustee will be irrevocable and may not be conditioned upon the level at which the Fixed Rate is established in the remarketing. Promptly after 4:30 p.m., New York City time, on such Election Date, the Property Trustee, based on the Notices of Election received by it through DTC prior to such time, will notify the Trust, the Company and the Remarketing Agent of the number of Preferred Securities to be retained by holders of Preferred Securities and the number of Preferred Securities tendered for purchase in the remarketing.

         If any holder of Preferred Securities gives a Notice of Election to tender Preferred Securities as described in clause (ii) in the prior paragraph, the Preferred Securities so subject to such Notice of Election will be deemed tendered for purchase in the remarketing, notwithstanding any failure by such holder to deliver or properly deliver such Preferred Securities to the Remarketing Agent for purchase. If any holder of Preferred Securities fails timely to deliver a Notice of Election, as described above, such Preferred Securities will be deemed tendered for purchase in such remarketing, notwithstanding such failure or the failure by such holder to deliver or properly deliver such Preferred Securities to the Remarketing Agent for purchase.

         The right of each holder of Preferred Securities to have Preferred Securities tendered for purchase shall be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement (as defined below); (ii) Preferred Securities tendered have not been called for redemption; (iii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Preferred Securities at a Fixed Rate; and
(iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

         Any holder of Preferred Securities that desires to continue to retain a number of Preferred Securities, but only if the Fixed Rate is not less than a specified rate per annum, should submit a Notice of

Election to tender such Preferred Securities and separately notify the Remarketing Agent of its interest at the telephone number set forth in the notice of remarketing. If such holder so notifies the Remarketing Agent, the Remarketing Agent will give priority to such holder's purchase of such number of Preferred Securities in the remarketing, providing that the Fixed Rate is not less than such specified rate.

         If holders submit Notices of Election to retain all of the Preferred Securities then outstanding, the Fixed Rate will be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the related Remarketing Date.

         On any Remarketing Date on which the remarketing is to be conducted, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the liquidation amount thereof, Preferred Securities tendered or deemed tendered for purchase.

         If, as a result of such efforts, on any Remarketing Date, the Remarketing Agent has determined that it will be able to remarket all Preferred Securities tendered or deemed tendered for purchase in the remarketing at a Fixed Rate and at a price of $1,000 per Preferred Security, prior to 4:00 p.m., New York City time, on such Remarketing Date, the Remarketing Agent will determine the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its sole judgment, to be the lowest Fixed Rate per annum, if any, that will enable it to remarket all Preferred Securities tendered or deemed tendered for remarketing at a price of $1,000 per Preferred Security.

         If the Remarketing Agent is unable to remarket by 4:00 p.m., New York City time on the third Business Day prior to the Remarketing Settlement Date, all Preferred Securities tendered or deemed tendered for purchase at a price of $1,000 per Preferred Security, the Distribution Rate shall be the Floating Rate. In such case, no Preferred Securities will be sold in the remarketing and each holder will continue to hold its Preferred Securities at the Floating Rate. All Preferred Securities tendered or deemed tendered in the remarketing will be automatically delivered to the account of the Remarketing Agent through the facilities of DTC against payment of the purchase price therefor on the Remarketing Settlement Date. The Remarketing Agent will make payment to the Participant (as defined below) of each tendering holder of Preferred Securities in the remarketing through the facilities of DTC by the close of business on the Remarketing Settlement Date.

         In accordance with DTC's normal procedures, on the Remarketing Settlement Date, the transactions described above with respect to each Preferred Security tendered for purchase and sold in the remarketing will be executed through DTC and the accounts of the Participants (as defined below) will be debited and credited and such Preferred Securities delivered by book entry as necessary to effect purchases and sales of such Preferred Securities. DTC is expected to make payment in accordance with its normal procedures.

         If any holder selling Preferred Securities in the remarketing fails to deliver such Preferred Securities, the Participant of such selling holder and of any other person that was to have purchased Preferred Securities in the remarketing may deliver to any such other person a number of Preferred Securities that is less than the number of Preferred Securities that otherwise was to be purchased by such person. In such event, the number of Preferred Securities to be so delivered will be determined by such Participant and delivery of such lesser number of Preferred Securities will constitute good delivery.

         The Remarketing Agent is not obligated to purchase any Preferred Securities that would otherwise remain unsold in a remarketing. Neither the Trust, any Securities Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Preferred Securities for remarketing.

         As used herein:

         "Remarketing Date" means any Business Day no later than the third Business Day prior to any Remarketing Settlement Date.

         "Remarketing Settlement Date" means (i) the first Business Day of the next Distribution Period following the expiration of the Initial Fixed Rate Period; (ii) any Distribution Payment Date during a Floating Rate Period; or
(iii) any Distribution Payment Date during a time in which Preferred Securities are redeemable in a subsequent Fixed Rate Period.

     REMARKETING AGENT

         The Remarketing Agent will be Lehman Brothers Inc. The Company and the Trust will enter into a Remarketing Agreement (the "Remarketing Agreement") with the Remarketing Agent which provides, among other things, that Lehman Brothers Inc. will act as the exclusive Remarketing Agent and will use commercially reasonable efforts to remarket Preferred Securities tendered or deemed tendered for purchase in the remarketing at a price of $1,000 per Preferred Security. Under certain circumstances, some portion of the Preferred Securities tendered in the remarketing may be purchased by the Remarketing Agent. See -REMARKETING PROCEDURES.

         The Remarketing Agreement provides that the Remarketing Agent shall incur no liability to the Company or to any holder of Preferred Securities in its individual capacity or as Remarketing Agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

         The Company has agreed to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act") or contribute to payments that the Remarketing Agent may be required to make, arising out of or in connection with its duties under the Remarketing Agreement.

         The Remarketing Agreement will also provide that any Remarketing Agent may resign and be discharged from its duties and obligations thereunder; provided, however, that no such resignation will become effective until the Company has appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent has entered into a remarketing agreement with the Company and the Trust. In such case, the Company and the Trust will use its reasonable best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

         DTC will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be listed only as fully registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities

Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with the Direct Participants, the "Participants"). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

         Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

         To facilitate subsequent transfers, all Preferred Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to DTC.

         Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distribution payments on the Preferred Securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Trust or the Property Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC nor its nominee, the Trust or the Property Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of Securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

         DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such Circumstances, in the event that a successor securities depositary is not obtained, Preferred securities certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered to the holders of record.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof. The Company and the Trust have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         Pursuant to the Trust Agreement, the Trust shall terminate on December 1, 2043 or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of the Company, dissolution or liquidation of the Company, or dissolution of the Trust pursuant to a judicial decree; (ii) the delivery of written direction to the Property Trustee by the Company, as Depositor, at any time (which direction is optional and wholly within the discretion of the Company, as Depositor) to terminate the Trust and distribute the Series B Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust (see -SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES above); or (iii) the payment at maturity, upon redemption, or otherwise when due of all of the Series B Junior Subordinated Debentures, and the consequent payment of the Trust Securities.

         If an early termination occurs as described in clause (i) or (ii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Preferred Securities and Common Securities a like amount of Series B Junior Subordinated Debentures, unless in the case of an event described in clause (i) such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation preference of $1,000 per Trust Security plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Subordinated Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities.

EVENTS OF DEFAULT

         For a description of events of default under the Trust Agreement (each a "Trust Agreement Event of Default") and the remedies relating to such defaults see DESCRIPTION OF TRUST PREFERRED SECURITIES-EVENTS OF DEFAULT and -ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES in the accompanying Prospectus.

VOTING RIGHTS

         Except as provided under DESCRIPTION OF TRUST PREFERRED
SECURITIES-VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT and under DESCRIPTION OF GUARANTEES-AMENDMENTS AND ASSIGNMENT in the accompanying Prospectus and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         At any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the holder of the Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Subordinated Indenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

REGISTRAR AND TRANSFER AGENT

         It is anticipated that the Property Trustee, or one of its affiliates, will act as registrar and transfer agent (the "Securities Registrar") for the Preferred Securities.

         Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

         The Securities Registrar will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The Bank of New York, the Property Trustee, also serves as Indenture Trustee and Guarantee Trustee and is an affiliate of the Delaware Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

         The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

         The Administrative Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as other than a grantor trust for federal income tax purposes and so that the Series B Junior Subordinated Debentures will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Administrative Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Trust's certificate of trust or the Trust Agreement, that the Administrative Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

           DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES

         Set forth below is a description of the specific terms of the Series B Junior Subordinated Debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES. If the descriptions are inconsistent, the description in the Prospectus Supplement controls. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Indenture.

GENERAL

         The Series B Junior Subordinated Debentures will be issued as a series of Junior Subordinated Debentures under the Subordinated Indenture. The Series B Junior Subordinated Debentures will be limited in aggregate principal amount to
$    such amount being the approximate aggregate liquidation amount of the Trust
Securities.

         The entire principal amount of the Series B Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2043. The Series B Junior Subordinated Debentures are not subject to any sinking fund provision.

         The terms of the Series B Junior Subordinated Debentures correspond to those of the Preferred Securities, as described herein.

SUBORDINATION

         For a description of the subordination provisions of the Series B Junior Subordinated Debentures, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-SUBORDINATION in the accompanying Prospectus.

         For purposes of the Series B Junior Subordinated Debentures, "Senior Indebtedness" means all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Indenture) of, or guaranteed or assumed by, the Company, as the case may be, for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the outstanding junior subordinated debentures issued pursuant to the Company's Indenture dated as of May 1, 1997), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company, as the case may be, and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Subordinated Indenture or subsequently incurred by the Company, as the case may be, unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Series B Junior Subordinated Debentures; provided that the following shall not constitute Senior
Indebtedness: (a) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables, (b) any obligations of the Company to any of its subsidiaries, (c) obligations of the Company to an employee, (d) any obligations in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance by such financing entity of securities that are similar to the Preferred Securities, or
(e) indebtedness that is subordinated to any obligation of the type specified as Senior Indebtedness above.

OPTIONAL REDEMPTION

         The Company shall have the right to redeem the Series B Junior Subordinated Debentures, in whole, but not in part, without premium, from time to time, on the last Interest Payment Date, as defined below, relating to the Initial Fixed Rate Period, on such dates with respect to any other Fixed Rate Period as the Company and the Trust may determine prior to the remarketing establishing such Fixed Rate Period, or any Interest Payment Date, as defined below, relating to a Floating Rate Period or upon the occurrence of a Special Event as described under DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES, upon not less than 30 nor more than 60 days' notice, at the Redemption Price.

         The provisions described under DESCRIPTION OF TRUST PREFERRED SECURITIES-OPTION TO ACCELERATE MATURITY DATE in the accompanying Prospectus will not be applicable to the Series B Junior Subordinated Debentures.

INTEREST

         Each Series B Junior Subordinated Debenture shall bear interest at a rate equal to the Distribution Rate payable on the Preferred Securities (the "Interest Rate"). The periods for which interest is payable shall be the same as the semiannual or quarterly Distribution Periods for the Preferred Securities (each, an

"Interest Period"). Interest shall be payable on the same dates as Distributions are payable on the Preferred Securities (each, an "Interest Payment Date") to the person in whose name such Series B Junior Subordinated Debenture is registered on the Record Date. The Interest Rate payable on each Interest Payment Date and the length of each Interest Period shall be determined and shall be computed in the same manner as Distributions and Distribution Periods are computed for the Preferred Securities.

TRUST COSTS AND EXPENSES

         In the Subordinated Indenture, the Company, as borrower, has agreed to pay all debts and obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust (including, but not limited to, all costs and expenses relating to the organization of the Trust, the fees and expenses of the Securities Trustees and all costs and expenses relating to the operation of the Trust (other than with respect to the Preferred Securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States federal withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the Trust after paying such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges been incurred by or imposed on the Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses, taxes, duties, assessments or other governmental charges are owed (each a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company irrevocably waives any right or remedy to require that such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         The Company shall have the right at any time, and from time to time, to defer payments of interest on the Series B Junior Subordinated Debentures by extending the interest payment period for up to five years, but not beyond the stated maturity date. During any Extension Period, Distributions and interest will continue to accrue on the Preferred Securities and the Series B Junior Subordinated Debentures. If the Company elects to defer interest during a Fixed Rate Period, interest will continue to accrue at the Fixed Rate until the expiration of the Fixed Rate Period. Upon expiration of such Fixed Rate Period and any Fixed Rate Period during the Extension Period, the Company and the Trust will have the option to remarket the Preferred Securities for a new Fixed Rate Period. If the Company and the Trust do not remarket the Preferred Securities, the Floating Rate during the Extension Period shall not be less than the Fixed Rate for the Fixed Rate Period just ended. If the Company elects to defer interest during a Floating Rate Period, interest will continue to accrue at the applicable Floating Rate, reset quarterly, subject to the right of the Company and the Trust to remarket the Preferred Securities prior to any Interest Payment Date in order to establish a new Fixed Rate for a new Fixed Rate Period.

         If the Company decides to defer interest payments on the Series B Junior Subordinated Debentures, the Extension Period shall not exceed five years. An Extension Period shall not extend beyond the stated maturity of the Series B Junior Subordinated Debentures. Prior to the termination of any Extension Period, the Company may further defer payments of interest, provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed five years. The Company may only terminate an Extension Period on the last day of any Interest Period. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series B Junior Subordinated Debentures.

         At the end of an Extension Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the prevailing Interest Rate, to the extent permitted by law, compounded on each Interest Payment Date). For a description of certain restrictions on the Company during an Extension Period, see DESCRIPTION OF TRUST PREFERRED SECURITIES-CERTAIN COVENANTS in the accompanying Prospectus.

         The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Series B Junior Subordinated Debentures. See CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES-INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT.

         The Company shall give the holder or holders of the Series B Junior Subordinated Debentures and the Indenture Trustee notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate, or
(ii) the date the Company or the Trust is required to give notice to any applicable self-regulatory organization of the Record Date or the date such interest or Distributions are payable.

EVENTS OF DEFAULT

         For a description of Subordinated Indenture Events of Default with respect to the Series B Junior Subordinated Debentures, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-EVENTS OF DEFAULT in the accompanying Prospectus. Additionally, the following shall constitute a Subordinated Indenture Event of
Default:

         - Failure to pay for 10 days any costs and expenses of the Trust as more fully described under DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES-TRUST COSTS AND EXPENSES in this Prospectus Supplement.

BOOK-ENTRY AND ISSUANCE

         If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Series B Junior Subordinated Debentures are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Series B Junior Subordinated Debentures are expected to be substantially similar to those described with respect to the Preferred Securities in DESCRIPTION OF THE PREFERRED SECURITIES-BOOK-ENTRY ONLY ISSUANCE-THE DEPOSITORY TRUST COMPANY.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
          THE SERIES B JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

         As long as payments of interest and other payments are made when due on the Series B Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and payments due on the Trust Securities primarily because
(i) the aggregate principal amount of Series B Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Series B Junior Subordinated Debentures will match the Distribution Rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and

Liabilities; and (iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

         Payments of Distributions (to the extent funds therefor are on hand available) and other payments due on the Preferred Securities (to the extent funds therefor are on hand available) are guaranteed by the Company as and to the extent set forth under DESCRIPTION OF GUARANTEES in the accompanying Prospectus. If the Company does not make interest payments on the Series B Junior Subordinated Debentures, it is not expected that the Trust will have sufficient funds to pay Distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of Distributions unless and until the Trust has sufficient funds on hand available for the payment of such Distributions.

         If the Company fails to make interest or other payments on the Series B Junior Subordinated Debentures when due (taking into account any Extension Period), the Trust Agreement provides a mechanism whereby the holders of the Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Series B Junior Subordinated Debentures, including proceeding directly against the Company to enforce the Series B Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Series B Junior Subordinated Debentures, to the fullest extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Series B Junior Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series B Junior Subordinated Debentures having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series B Junior Subordinated Debentures.

         If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

         The Guarantee, the Subordinated Indenture, the Series B Junior Subordinated Debentures, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the Preferred Securities.

         Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless the Series B Junior Subordinated Debentures are distributed in connection therewith, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See DESCRIPTION OF THE PREFERRED SECURITIES-LIQUIDATION DISTRIBUTION UPON DISSOLUTION.

         Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Series B Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligation to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Series B Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

         A default or event of default under any Senior Indebtedness would not constitute a default or Subordinated Indenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Series B Junior Subordinated Debentures provide that no payments may be made in respect of the Series B Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Series B Junior Subordinated Debentures would constitute a Subordinated Indenture Event of Default, except that failure to make interest payments on the Series B Junior Subordinated Debentures will not be a Subordinated Indenture Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed five years or extend beyond the stated maturity of the Series B Junior Subordinated Debentures.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities as of the date of this Prospectus Supplement.

         Except where stated otherwise, this summary deals only with Preferred Securities held as capital assets by a holder who:

    o    is a United States holder (as defined below), and

    o purchases the Preferred Securities upon original issuance at their original issue price.

         For purposes of this discussion, you are a United States holder if you are a beneficial owner of Preferred Securities that is for United States federal income tax purposes:

    o    a citizen or resident of the United States,

    o a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States,

    o an estate the income of which is subject to United States federal income taxation regardless of its source, or

    o a trust that (x) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

         Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

    o    dealers in securities or currencies;

    o    financial institutions;

    o    tax-exempt investors;

    o    real estate investment trusts;

    o    regulated investment companies;

    o    insurance companies;

    o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    o    certain expatriates;

    o United States holders whose functional currency is not the United States dollar;

    o    persons liable for alternative minimum tax; and

    o persons holding Preferred Securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle.

         In addition, this summary does not include any description of the tax laws of any state, local or foreign government.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the Preferred Securities.

         If a partnership holds Preferred Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Preferred Securities, you should consult your tax advisor.

         The authorities on which this summary is based are subject to various interpretations. Either the Internal Revenue Service ("IRS") or the courts could disagree with the explanations or conclusions contained in this summary.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF A TAX EVENT, SEE DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES.

CLASSIFICATION OF THE TRUST

         In connection with the issuance of the Preferred Securities, Simpson Thacher & Bartlett LLP is of the opinion that under current law and assuming full compliance with the terms of the Trust Agreement, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the Series B Junior Subordinated Debentures. Thus, you will be required to include in your gross income your pro rata share of the interest income or original issue discount ("OID") that is paid or accrued on the Series B Junior Subordinated Debentures. See INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT.

CLASSIFICATION OF THE SERIES B JUNIOR SUBORDINATED DEBENTURES

         The Company, the Trust and you (by your acceptance of a beneficial ownership interest in a Preferred Security) will agree to treat the Series B Junior Subordinated Debentures as, and the following discussion assumes that the Series B Junior Subordinated Debentures are, indebtedness for all United States tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         We anticipate that the Series B Junior Subordinated Debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the Series B Junior Subordinated Debentures will not be subject to the special OID rules, at least upon initial issuance, so that you will generally be taxed on the interest on the Series B Junior Subordinated Debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

         There is no authority that directly addresses the tax treatment of securities with terms similar to those of the Series B Junior Subordinated Debentures. It is possible that the IRS could disagree with the treatment described above and take the position that the Series B Junior Subordinated Debentures are contingent payment debt instruments or are subject to the special OID rules upon initial issuance. In either case, the amount, timing and character of income you recognize may be substantially different than as discussed above. You should consult your own tax advisor in this regard.

         If the Company exercises its right to defer payments of interest on the Series B Junior Subordinated Debentures, the Series B Junior Subordinated Debentures will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the Series B Junior Subordinated Debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

         Under the OID economic accrual rules, the following occurs:

    o regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the remaining interest payments called for under the terms of the Series B Junior Subordinated Debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

    o the actual cash payments of interest you receive on the Series B Junior Subordinated Debentures would not be reported separately as taxable income;

    o any amount of OID included in your gross income (whether or not during a deferral period) with respect to the Preferred Securities will increase your tax basis in such Preferred Securities; and

    o the amount of distributions that you receive in respect of such accrued OID will reduce your tax basis in such Preferred Securities.

         If you are a corporate holder of Preferred Securities, you will not be entitled to a dividends received deduction with respect to any income you recognize with respect to the Preferred Securities.

DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

         As described under the caption, DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES, the Series B Junior Subordinated Debentures held by the Trust may be distributed to you in exchange for your Preferred Securities if the Trust is liquidated before the maturity date of the Series B Junior Subordinated Debentures. Under current law, except as described below, this type of distribution would not be taxable. Upon such a distribution, you will receive your pro rata share of the Series B Junior Subordinated Debentures previously held indirectly through the Trust. Your holding period and aggregate tax basis in the Series B Junior Subordinated Debentures will equal the holding period and aggregate tax basis that you had in your Preferred Securities before the distribution.

         If you receive Series B Junior Subordinated Debentures in exchange for your Preferred Securities, you would accrue interest in respect of the Series B Junior Subordinated Debentures received from the Trust in the manner described above under INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT.

         The Company also has the option to redeem the Series B Junior Subordinated Debentures and distribute the resulting cash in liquidation of the Trust. This redemption would be taxable as described below in SALES OF PREFERRED SECURITIES OR REDEMPTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES. Further, in other circumstances described under DESCRIPTION OF THE PREFERRED SECURITIES-SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES, the Company may redeem the Series B Junior Subordinated Debentures and distribute cash in liquidation of the Trust. This redemption would also be taxable as described below in SALES OF PREFERRED SECURITIES OR REDEMPTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES.

         If, contrary to our intended position that the Trust will be classified as a grantor trust, the Trust is treated instead as an association taxable as a corporation, a Tax Event will occur. If the Company elects to distribute the Series B Junior Subordinated Debentures to you at this time, or to redeem the Series B Junior Subordinated Debentures and distribute the resulting cash, the distribution or the redemption and distribution, would likely constitute a taxable event to the Trust and to you.

SALES OF PREFERRED SECURITIES OR REDEMPTION OF SERIES B JUNIOR SUBORDINATED DEBENTURES

         If you sell your Preferred Securities or receive cash upon redemption of the Series B Junior Subordinated Debentures, you will recognize gain or loss equal to the difference between:

    o your amount realized on the sale or redemption of the Preferred Securities or Series B Junior Subordinated Debentures (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as such); and

    o your adjusted tax basis in your Preferred Securities or Series B Junior Subordinated Debentures sold or redeemed.

         The gain or loss will generally be a long-term capital gain or loss if you have held your Preferred Securities or Series B Junior Subordinated Debentures for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are taxed at a maximum rate of 15% (for taxable years beginning on or before December 31, 2008, after which time the maximum rate will increase to 20%). The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to payments of income on the Preferred Securities or Series B Junior Subordinated Debentures and to the proceeds of sale of the Preferred Securities or Series B Junior Subordinated Debentures made to you (unless you are an exempt recipient such as a corporation). A 28% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

         The following is a summary of certain considerations associated with the purchase of the Preferred Securities by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

     GENERAL FIDUCIARY MATTERS

         ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

         In considering an investment of a portion of the assets of any Plan in the Preferred Securities, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

     PROHIBITED TRANSACTION ISSUES

         Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

         Whether or not the underlying assets of the Trust were deemed to include "plan assets," as described below, the acquisition and/or holding of the Preferred Securities by an ERISA Plan with respect to which the Trust, the Company, the Indenture Trustee, the Guarantee Trustee or any of the Securities Trustees is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under
Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Preferred Securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to the acquisition and/or holding of the Preferred Securities.

     PLAN ASSET ISSUES

         ERISA and the Code do not define "plan assets." However, regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an "equity interest" as any interest in an entity, including a beneficial interest in a trust, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although for U.S. Federal income tax purposes the Preferred Securities are treated as indebtedness, it is possible that the Preferred Securities could be deemed equity interests for purposes of the Plan Asset Regulations.

         It is not anticipated that the Preferred Securities would qualify as "publicly offered" securities for purposes of the Plan Asset Regulations. Also for purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity's equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test, "benefit plan investors" include all employee benefit plans, whether or not subject to ERISA or the Code, including "Keogh" plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include "plan assets" under the Plan Asset Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under the Plan Asset Regulations). There can be no assurance that equity participation by benefit plan investors in the Trust will not be significant, and it is not anticipated that the Trust will qualify as an operating company.

     PLAN ASSET CONSEQUENCES

         If the assets of the Trust were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Trust, and (ii) the possibility that certain transactions in which the Trust might seek to engage could constitute "prohibited transactions" under ERISA and the Code. Because of the foregoing, the Preferred Securities should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and/or holding is eligible for the exemptive relief available under Prohibited Transaction Class Exemption ("PTCE") 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) or PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

     REPRESENTATION

         Accordingly, by acceptance of the Preferred Securities, each purchaser and subsequent transferee of the Preferred Securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Preferred Securities (or interest therein) constitutes assets of any Plan, or (ii) the purchase and holding of the Preferred Securities (or interest therein) by such purchaser or transferee is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

         The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Preferred Securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Preferred Securities. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements but may he subject to comparable requirements.

                                  UNDERWRITING

         The Company and the Trust have entered into an underwriting agreement (the "Underwriting Agreement") with Lehman Brothers Inc. as representative (the "Representative") of the several underwriters named below (the "Underwriters"). In the Underwriting Agreement, each Underwriter has severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities set opposite its name below if any of the Preferred Securities are purchased.

                                                                  NUMBER OF
           NAME                                             PREFERRED SECURITIES
           ----                                             --------------------

Lehman Brothers Inc...........................................
Danske Markets Inc............................................
Mellon Financial Markets, LLC.................................
TD Securities (USA) Inc.......................................
                                            Total


         Because the Trust will invest the proceeds from the sale of the Preferred Securities in the Series B Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay an
underwriting commission of $    per Preferred Security (or $   for all Preferred
Securities) to the Representative for the account of the several Underwriters, as compensation.

         The Underwriters propose to offer the Preferred Securities directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and may offer them to certain securities dealers at
such price less a concession not in excess of 0.   % of the liquidation amount
per Preferred Security. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of 0.   % of the liquidation amount per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

         Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities will not be listed on a securities exchange. The Representative has advised the Company that the Underwriters intend to make a market in the Preferred Securities. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments that each Underwriter may be required to make in respect thereof.

         The Company's expenses associated with the offer and sale of the
Preferred Securities are estimated to be $            .

         In order to facilitate the offering of the Preferred Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Preferred Securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Preferred Securities, the Underwriters may bid for, and purchase, Preferred Securities in the open market.

The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Preferred Securities in the offering, if the Underwriters repurchase previously distributed Preferred Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

         Neither the Company, the Trust nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company, the Trust nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

         Because NASD Regulation, Inc. ("NASDR") is expected to view the Preferred Securities as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASDR's Conduct Rules. Offers and sales of Preferred Securities will be made only to (i) "qualified institutional buyers", as defined in Rule l44A under the Securities Act, or (ii) institutional "accredited investors", as defined in Rule 501(a)
(l)-(3) of Regulation D under the Securities Act. The Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer. The Underwriters and their affiliates engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

         The Underwriters and their affiliates engage in transactions with, and from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

         Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Series B Junior Subordinated Debentures, the Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Simpson Thacher & Bartlett LLP, New York, New York, and one of our lawyers. Simpson Thacher & Bartlett LLP will also pass upon certain matters relating to United States federal income tax considerations. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                   PROSPECTUS

                                  $600,000,000

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1000

                                  SENIOR NOTES
                         JUNIOR SUBORDINATED DEBENTURES

                             SWEPCO CAPITAL TRUST I
                             SWEPCO CAPITAL TRUST II
                            SWEPCO CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
                        Guaranteed as described herein by

                       SOUTHWESTERN ELECTRIC POWER COMPANY

                                  TERMS OF SALE

         This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.


         In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to Southwestern Electric Power Company and its consolidated subsidiaries. "Trusts" refer to SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Capital Trust III.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 FOR MORE INFORMATION.

THE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 25, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we and the trusts filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities registered herein.

     o Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by the Company's Current Report on Form 8-K dated May 14,
         2003);

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

     o   Current Reports on Form 8-K dated April 8, 2003 and May 14, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. R. Todd Rimmer
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
(614) 716-1000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         The Trusts will not be subject to the informational requirements of the Securities Exchange Act of 1934.

                             PROSPECTUS SUPPLEMENTS

         We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities; (b) the accompanying prospectus supplement provides more specific terms of your securities; and (c) if not in the accompanying prospectus supplement, the pricing supplement will provide the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

                                   THE COMPANY

         We generate, sell, purchase, transmit and distribute electric power. We serve approximately 437,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-716-1000).

                                  RISK FACTORS

                         RISKS RELATED TO OUR REGULATED
                        BUSINESS AND EVOLVING REGULATION

     o Our rates are subject to regulation by three states and a federal agency whose regulatory paradigms and goals may not be consistent.

         We operate in, and are subject to the laws and regulations of, the states of Texas, Louisiana and Arkansas. We are currently a vertically integrated electric utility and most of our revenue results from the sale of electricity to retail customers subject to bundled rates that are approved by the applicable state utility commission and, to a certain extent, the Federal Energy Regulatory Commission (the "FERC"). Texas has enacted electric utility restructuring legislation ("Texas Restructuring Legislation") that requires the legal separation and deregulation of generation assets from transmission and distribution assets that will remain regulated. The implementation of such legislation has been delayed in the portion of Texas in which we operate until at least January 1, 2007. Arkansas has repealed its electric utility restructuring law at the request of the Arkansas Public Service Commission ("Arkansas Commission"). The restructuring law had not been implemented prior to its repeal. Louisiana has not enacted an electric utility restructuring law and has not announced any plans to do so, and the Louisiana Public Service

Commission ("Louisiana Commission") has determined that retail competition is not in the public interest at this time.

         FERC has pursued several regulatory initiatives, such as the formation and operation of new regional transmission organizations, or "RTOs", which have been designed to generally facilitate competition in the energy sector. States such as Louisiana have questioned both the FERC's jurisdiction to pursue such initiatives and their benefit, if any, to the ratepayers in their state. Our state commissions generally have authority over the sale or other transfer of control, of transmission assets to an RTO.

         Exposure to inconsistent state and Federal regulatory standards may limit our ability to operate profitably. Further alteration of the regulatory landscape in which we operate may harm our financial condition and results of operations.

     o We are subject to the risk that our regulators will not permit recovery of material amounts of our fuel costs.

         Our retail rates currently in effect in Louisiana are adjusted based on our cost of fuel in accordance with a fuel cost adjustment. The fuel cost adjustment is applied to each billing month based on the second previous month's average fuel cost. Provision for any over- or under-recovery of fuel costs is allowed under an automatic fuel clause.

         In Arkansas, a fuel adjustment rider is developed annually based on the previous year's actual fuel cost. This factor is then applied to each billing month's sales, allowing us to recover fuel costs from customers. Any difference between actual fuel cost for the month and revenues collected from customers, including interest, will be used in the determination of the annual factor for the following year.

         The Louisiana Commission and the Arkansas Commission may audit our fuel costs to determine the reasonableness of the actual fuel costs. To the extent these commissions do not permit us to recover fuel costs under the procedures described above, our net income could be materially reduced.

         As a result of complaints filed by customers, the Louisiana Commission is performing an audit of our fuel rates. Five customers filed a suit in the Caddo Parish District Court in January 2003 and filed a complaint with the Louisiana Commission. The customers claim that we have overcharged them for fuel costs since 1975. Management believes that our fuel rates prior through 1999, the date to which fuel costs have been reconciled, were proper and have been approved by the Louisiana Commission. If the Louisiana Commission or the Court rules against us, it could have an adverse impact on results of operations and cash flows.

         Fuel recovery for Texas utilities is a multi-step procedure. When fuel costs change, utilities file twice each year with the PUCT for authority to adjust fuel factors. If a utility's prior fuel factors result in an over- or under-recovery of fuel, the utility will also request a surcharge factor to refund or collect that amount. While fuel factors are intended to recover all fuel-related costs, final settlement of these accounts are subject to reconciliation and approval by the PUCT. Fuel reconciliation proceedings determine whether fuel costs incurred and collected during the reconciliation period were reasonable and necessary. All fuel costs incurred since the prior reconciliation date are subject to PUCT review and approval. If material amounts are determined to be unreasonable and ordered to be refunded to customers, results of operations and cash flows would be diminished. In June 2003, we filed with the PUCT to reconcile fuel costs. This reconciliation covers the period of January 2000 through December 2002. At December 31, 2002, our filing detailed a $2.2 million over-recovery balance including interest. During the reconciliation period, we incurred $434.8 million of eligible fuel expense. If PUCT does not reconcile and permit recovery for these costs for any reason, our revenue and income would suffer in a corresponding amount. Fuel cost recovery as described above will end upon implementation of Texas Restructuring Legislation in our service area.

     o The implementation of electric utility restructuring legislation in Texas may limit our ability to pass on to our customers our costs of production in those jurisdictions.

         While customer choice of electricity supplier began in much of Texas on January 1, 2002, it has been delayed in our service area. Pursuant to restructuring, delivery of electricity continues to be the responsibility of the local electric transmission and distribution company at regulated prices. Once customer choice is implemented, the protection afforded by retail fuel clause recovery mechanisms will likely be eliminated. In view of the fact that higher fuel prices and generating unit outage can only be partially passed through, and then only with regulatory approval, we would bear the costs associated with those events. At present, however, we are protected against market price changes by an active fuel clause.

     o The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

         Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Our ability to sell power produced by our generating capacity to certain markets may be restricted if there is insufficient transmission capacity available. The rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

         We are currently a member of the Southwest Power Pool ("SPP"). The SPP had agreed to merge with the Midwest Independent Transmission System Operator ("MISO"), an independent operator of transmission assets in the Midwest. MISO and

SPP recently announced that they were no longer pursuing their merger. We provided notice that we will withdraw from the SPP after October 31, 2002. This action was taken to provide us additional flexibility in deciding which RTO we will ultimately join.

         The Louisiana and Arkansas Commissions are concerned about the effect on retail ratepayers of utilities in Louisiana and Arkansas joining RTOs. The Commissions have ordered the utilities in those states, including us, to perform and submit to the Commissions the costs and benefits of RTO options available to the utilities. The Louisiana Commission has also determined that certain RTO structures that contemplate legally transferring transmission assets to it are presumptively not in the public interest. To the extent we are faced with conflicting state and Federal requirements as to our participation in RTOs, it could adversely affect our ability to operate and recover transmission costs from retail customers.

         Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

     o AEP's merger with CSW may ultimately be found to violate the Public Utility Holding Company Act of 1935 ("PUHCA").

         AEP acquired CSW in a merger completed on June 15, 2000. As a result of the merger AEP acquired four additional domestic electric utility companies, including us. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of PUHCA and sent the case back to the SEC for further review. Specifically, the Court told the SEC to revisit its conclusion that the merger met PUHCA's requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

         We believe that the merger meets the requirements of PUHCA and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with PUHCA. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with PUHCA, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with PUHCA. If the merger were ultimately found to violate PUHCA, it may require AEP to take remedial actions or divest assets, which may harm our results of operations or financial condition.

                       RISKS RELATED TO OUR POWER TRADING
                            AND WHOLESALE BUSINESSES

     o We plan to significantly reduce the scope and scale of our power trading and marketing operations.

         In October 2002 AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. It is expected that in the future our power trading and marketing operations will be limited to risk management around our generation assets and those of our regulated affiliates. Trading and marketing operations that were not limited to risk management around such assets have contributed to our wholesale revenues and earnings in the past. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the announcements discussed in this paragraph.

     o Our revenues and results of operations are subject to market risks that are beyond our control.

         We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity as part of our power marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through regulated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

         Volatility in market prices for fuel and power may result from:

 - weather conditions;
 - seasonality;
 - power usage;
 - illiquid markets;
 - transmission or transportation constraints or inefficiencies;
 - availability of competitively priced alternative energy sources;
 - demand for energy commodities;
 - natural gas, crude oil and refined products, and coal production levels;
 - natural disasters, wars, embargoes and other catastrophic events; and
 - federal, state and foreign energy and environmental regulation and legislation.

     o Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

         Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

         We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

         Our power trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate.

     o Our financial performance may be adversely affected if we are unable to successfully operate our electric generating facilities.

         Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

         - operator error and breakdown or failure of equipment or processes;
         - operating limitations that may be imposed by environmental or other regulatory requirements;
         - labor disputes;
         - fuel supply interruptions; and
         - catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

         A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

     o Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

         We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

     o We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

         We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

         The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

     o   We do not fully hedge against price changes in commodities.

         As part of our power marketing and trading operations, we routinely enter into contracts to purchase and sell electricity and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the-counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

         We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

     o We are unable to predict the course, results or impact, if any, of current or future energy market investigations.

         In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

         Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

         The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

         On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash", "round trip" or "sale/buy back" trading in the Western System Coordinating Council ("WSCC"), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, "wash sales"). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

         The Public Utility Commission of Texas, which has jurisdiction over several of our affiliates, also issued similar data requests to AEP and other power marketers. AEP responded to such data request by the July 2, 2002 response date. We understand that the SEC and US Commodity Futures Trading Commission ("CFTC") are also looking into

"wash sale" trading practices. The CFTC issued a subpoena to AEP on June 17, 2002 requesting information with respect to these matters. AEP responded to CFTC.

         In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, AEP received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. AEP responded to the subpoena in April 2003. AEP has completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

         Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

     o Diminished liquidity in the wholesale power markets could negatively impact our earnings.

         The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades and financial difficulties of certain other market participants have significantly reduced such participants' participation in the wholesale power markets. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which could result in a decrease in the volume and liquidity in the wholesale power markets. Reduced liquidity in these markets could also hamper our efforts to exit transactions not related to risk management of our assets that we entered into before reducing the scale of our power marketing and trading operations. We are unable to predict the impact on our power marketing and trading business, if such developments continue.

     o   Uncertainty exists regarding FERC proposed security standards.

         In July 2002, the FERC published for comment its proposed security standards as part of the Standard Electricity Market Design ("SMD"). These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners, and power producers, including us. Compliance with these standards would represent a significant effort that will impact us. Unless the cost of compliance can be recovered from customers, results of operations and cash flows would be adversely affected. After the FERC's proposal in 2002, the North American Electric Reliability Council ("NERC"), with FERC's support, developed a new set of standards to address industry compliance. These new standards closely parallel the initial, proposed FERC standards in both content and compliance time frames, and were approved by the NERC ballot body in June of 2003. AEP is developing financial requirements for security implementation and compliance with these NERC standards. Since these financial requirements are not yet determined, management cannot predict the impacts of such standards on future results of operations and cash flows.

     o Potential for disruption exists if the delay of a FERC market power mitigation order is lifted.

         A FERC order on AEP's triennial market based wholesale power rate authorization update required certain mitigation actions that certain AEP subsidiaries, including us, would need to take for sales/purchases within its control area and required AEP to post information on its website regarding its power systems status. As a result of a request for rehearing filed by AEP and other market participants, FERC issued an order delaying the effective date of the mitigation plan until after a planned technical conference on market power determination. No such conference has been held and management is unable to predict the timing of any further action by the FERC or its affect on future results of our operations and cash flows.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

     o We are subject to risks associated with a changing economic environment.

         In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed and future results of operations could be significantly diminished.

         The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

     o A downgrade in our credit rating or that of AEP could negatively affect our ability to access capital and/or to operate our power trading businesses.

         Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and Baa1, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

         On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, S&P affirmed AEP's short-term rating of A-2 with stable outlook. As a result of Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

         Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

     o   Our operating results may fluctuate on a seasonal and quarterly basis.

         Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

     o Changes in technology may significantly affect our business by making our power plants less competitive.

         A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

     o Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

         We are exposed to changes in the price and availability of coal and natural gas because a significant portion of our generating capacity is coal-fired with the remainder using natural gas as fuel. We have contracts of varying durations for the supply of fuel for most of our existing generation capacity, but as these contracts end, we may not be able to purchase fuel on terms as favorable as the current contracts. Our exposure to such changes in fuel costs is mitigated in part by our ability to recover fuel costs from regulated customers pursuant to state and Federal fuel recovery provisions, subject to applicable review by these regulatory bodies.

         Changes in the cost of fuel and changes in the relationship between such cost and the market price of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in fuel costs, we may be unable to pass on the changes in costs to our customers in the future.

         Actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

     o   Demand for power could exceed our supply capacity.

         We are currently obligated to supply power to our regulated retail and wholesale customers. At peak times, the demand for power required to meet this obligation may exceed our available generation capacity. Until recently, we have had little need to purchase power in the market for our retail customers. If current consumption trends continue in the future, we may be required to buy more power on the market or build additional generation. Either the market or regulators (through rate recovery) may not permit us to pass all of these purchase or construction costs on to our customers. To the extent regulators do not permit timely recovery of the base rate portion of these costs, we have exposure to regulatory lag associated with the time between the incurrence of costs of purchased or constructed capacity and their recovery in customers' rates.

                    RISKS RELATED TO ENVIRONMENTAL REGULATION

     o Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

         Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

     o Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

         If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against certain of our affiliate utility companies highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

       Twelve Months
       Period Ended                 Ratio
       --------------               -----
       December 31, 1998            3.52
       December 31, 1999            2.95
       December 31, 2000            2.55
       December 31, 2001            3.18
       December 31, 2002            2.95
       June 30, 2003                2.99

         For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K (as updated by the Current Report on Form 8-K dated May 14, 2003) and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

                                 USE OF PROCEEDS

         The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

         The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering. The proceeds from the sale of Trust Preferred Securities by a trust will be invested in Debt Securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds of the sale of such Debt Securities to the applicable trust for the above purposes.

                                   THE TRUSTS

         SWEPCo Capital Trust I, SWEPCo Capital Trust II and SWEPCo Trust III (each a "trust") are statutory business trusts created under the Delaware Statutory Trust Act pursuant to amended and restated declarations of trust, among SWEPCo, The Bank of New York, as the Property Trustee, The Bank of New York (Delaware) as Delaware Trustee and two employees of SWEPCo as Administrative Trustees. In this prospectus, we refer to these declarations as the trust agreements.

         Each trust exists solely to:

     - issue and sell its Trust Preferred Securities (including Trust Capital Securities) and Trust Common Securities (the "Trust Securities");

     - use the proceeds from the sale of its Trust Securities to purchase and hold a series of our Debt Securities;

     -   maintain its status as a grantor trust for federal income tax purposes;
         and

     - engage in other activities that are necessary or incidental to these purposes.

         We will purchase all of the Trust Common Securities. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the trust. Payments will be made on the Trust Common Securities PRO RATA with the Trust Preferred Securities, except that the Trust Common Securities' right to payment will be subordinated to the rights of the Trust Preferred Securities if there is a default under the trust agreement resulting from an event of default under the applicable indenture.

         We will guarantee the Trust Preferred Securities as described later in this prospectus.

         Each trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the trust agreement. The office of the Delaware Trustee in the State of Delaware is 700 White Clay Center, Newark, Delaware 19711. The trust's offices are located at 1 Riverside Plaza, Columbus, Ohio 43215; the telephone number is (614) 716-1000.

                         ACCOUNTING TREATMENT OF TRUSTS

         For financial reporting purposes, the debt instruments issued to the trusts will be included in our consolidated financial statements under the long-term debt section. Appropriate disclosures concerning the Trusts, the Guarantees, the Senior Notes and the

Junior Subordinated Debentures will be included in the notes to the consolidated financial statements.

                         DESCRIPTION OF THE SENIOR NOTES

GENERAL

         We will issue the Senior Notes under the Indenture dated February 25, 2000 (as previously supplemented and amended) between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures that we have filed or will file with the SEC. See WHERE YOU CAN FIND MORE Information on how to locate these documents. You may also review these documents at the Trustee's offices at 101 Barclay Street, New York, New York.

         The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors pursuant to any supplemental indentures. Each series of Senior Notes may differ as to their terms.

         The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of February 1, 1940 (as previously supplemented and amended) between us and The Bank of New York, as trustee. For current information on our debt outstanding see our most recent Form 10-K and Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

         The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

         The interest rate and interest and other payment dates of each series of Senior Notes issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

         The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

         In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

         The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note.

REDEMPTIONS

         If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, the Trustee selects the Senior Notes to be redeemed in a manner it determines to be fair.

REMARKETED SENIOR NOTES

         If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

NOTE CERTIFICATES-REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

         If we issue note certificates, they will be registered in the name of the noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

INTEREST RATE

         The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

         If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

         For a discussion of our ability to defer interest payments on the Senior Notes, see DESCRIPTION OF TRUST PREFERRED SECURITIES--OPTION TO EXTEND INTEREST PAYMENT PERIOD.

         FIXED RATE NOTES

         A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

         FLOATING RATE NOTES

         Each floating rate Senior Note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

EVENTS OF DEFAULT

         "Event of Default" means any of the following:

     - failure to pay the principal of (or premium, if any, on) any Senior Note of a series for three days after payment is due;

     - failure to pay any interest on any Senior Note of any series for 30 days after payment is due;

     - failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;

     - failure to pay any sinking fund installment for three days after payment is due;

     -   certain events of bankruptcy or insolvency; or

     -   any other event of default specified in a series of Senior Notes.

         An Event of Default for a particular series of Senior Notes does not necessarily mean that an Event of Default has occurred for any other series of Senior Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series within ten days after the date of such notice ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Senior Notes are issued to a trust, see DESCRIPTION OF TRUST PREFERRED SECURITIES-ENFORCEMENT OF CERTAIN RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES.

         The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

         Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

MODIFICATION OF INDENTURE

         Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

CONSOLIDATION, MERGER OR SALE

         We may merge or consolidate with any entity or sell our assets substantially as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the Senior Notes.

LEGAL DEFEASANCE

         We will be discharged from our obligations on the Senior Notes of any series on the 91st day after the date of the deposit referred to in the first item below if, among other things:

     - we deposit with the Trustee sufficient cash or government securities to pay (i) the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series and (ii) any applicable mandatory sinking fund payments on the day such payments are due;

     - we deliver to the Trustee an opinion of counsel to the effect that such provision would not cause any outstanding Senior Notes then listed on a national security exchange to be delisted; and

     - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

         If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

         COVENANT DEFEASANCE

         We will be discharged from our obligations under certain restrictive covenants applicable to the Senior Notes of a particular series if, among other things, we perform all of the actions described above. See LEGAL DEFEASANCE. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

GOVERNING LAW

         The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

         We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

GENERAL

         We will issue the Junior Subordinated Debentures directly to the public or to a trust under the Subordinated Indenture to be entered into by us and the Subordinated Indenture Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents.

         The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness". You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under SUBORDINATION.

         The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

         A prospectus supplement or pricing supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

     -   Maturity

     -   Fixed or floating interest rate

     -   Remarketing features

     -   Certificate or book-entry form

     -   Redemption

     -   Not convertible, amortized or subject to a sinking fund

     - Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually

     - Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually

     -   Issued in multiples of a minimum denomination

     -   Ability to defer interest payments

     -   Any other terms not inconsistent with the Subordinated Indenture

     -   Issued with Original Issue Discount

         The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

         The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

REDEMPTION

         Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed in a manner it determines to be fair.

REMARKETED JUNIOR SUBORDINATED DEBENTURES

         If we issue Junior Subordinated Debentures with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Junior Subordinated Debentures including: interest rate, remarketing provisions, our right to purchase or redeem Junior Subordinated Debentures, the holders' right to tender Junior Subordinated Debentures, and any other provisions.

JUNIOR SUBORDINATED DEBENTURE CERTIFICATES-REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

         Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under BOOK-ENTRY SYSTEM. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

ORIGINAL ISSUE DISCOUNT

         We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

INTEREST RATE

         The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

         If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

         For a discussion of our ability to defer interest payments on the Junior Subordinated Debentures, see DESCRIPTION OF TRUST PREFERRED SECURITIES-OPTION TO EXTEND INTEREST PAYMENT PERIOD.

FIXED RATE JUNIOR SUBORDINATED DEBENTURES

         A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

FLOATING RATE JUNIOR SUBORDINATED DEBENTURES

         Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

EVENTS OF DEFAULT

         The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

     - failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;

     - failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;

     - failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;

     -   certain events of our bankruptcy or insolvency; or

     - any other event of default specified in a series of Junior Subordinated Debentures.

         An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Junior Subordinated Debentures are issued to a trust, see DESCRIPTION OF TRUST PREFERRED SECURITIES-ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES.

         The Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

         In the case of Junior Subordinated Debentures issued to a trust, a holder of Trust Preferred Securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the Property Trustee of the trust by which those Trust Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Debentures of the related series on or after the due dates specified in those Junior Subordinated Debentures.

         Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

MODIFICATION OF SUBORDINATED INDENTURE

         Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

CONSOLIDATION, MERGER OR SALE

         We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

LEGAL DEFEASANCE

         We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

     - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

     - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

         If this happens, the debentureholders of the series will not be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

COVENANT DEFEASANCE

         We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See LEGAL Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

         Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

SUBORDINATION

         Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

     - we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

     - a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

     - the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

         "Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

     - all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed, other than outstanding junior subordinated debentures issued pursuant to the Indenture dated as of May 1, 1997;

     - all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

     - all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

         Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

         The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of June 30, 2003, our Senior Indebtedness (which includes our first mortgage bonds) totaled approximately $782 million.

GOVERNING LAW

         The Subordinated Indenture and Junior Subordinated Debentures of all series will be governed by the laws of the State of New York.

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

CONCERNING THE TRUSTEE

         We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         Each trust may issue Trust Preferred Securities and Trust Common Securities under the trust agreement, which we refer to in this prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement is filed with the SEC herewith and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Trust Preferred Securities.

GENERAL

         Each trust will exist for the exclusive purposes of:

     - issuing and selling its Trust Preferred Securities and Trust Common Securities;

     - investing the gross proceeds of the Trust Securities in our Debt Securities;

     - maintaining its status as a grantor trust for federal income tax purposes;

     -   making distributions; and

     - engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

        Our Debt Securities will be the sole assets of each trust, and our payments under the Debt Securities will be the sole income of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o Southwestern Electric Power Company, 1 Riverside Plaza, Columbus, OH 43215.

        Each trust will exist until terminated as provided in its trust agreement. The trustees of each trust will be:

     - two of our employees or officers or two employees or officers of our affiliates as administrators (the "Administrative Trustees"); and

     - The Bank of New York, which will act as Property Trustee and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee") and The Bank of New York (Delaware) which will act, for the purpose of complying with the provisions of the Delaware Statutory Trust Act, as Delaware Trustee (the "Delaware Trustee").

         The trust agreement will authorize the Administrative Trustees to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

         Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each trust will be used to purchase our Debt Securities, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See DESCRIPTION OF GUARANTEES below.

         Each Guarantee, when taken together with our obligations under the related Debt Securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the respective trust. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Statutory Trust Act.

PROVISIONS OF A PARTICULAR SERIES

         Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

     -   the name of the Trust Preferred Securities;

     -   the liquidation amount and number of Trust Preferred Securities issued;

     - the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

     - whether distributions will be cumulative and, in the case of Trust Preferred Securities, having cumulative distribution rights, the date from which distributions will be cumulative;

     - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

     - the terms and conditions, if any, upon which the Debt Securities and the related Guarantee may be distributed to holders of the Trust Preferred Securities;

     - any securities exchange on which the Trust Preferred Securities will be listed;

     -   any remarketing features of the Trust Preferred Securities;

     - the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities; and

     - any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

         Terms of the Trust Preferred Securities issued by each trust will mirror the terms of the Debt Securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of Debt Securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that trust. The prospectus supplement will also set forth whether the Debt Securities to be issued to a trust will be Senior Notes or Junior Subordinated Debentures.

DISTRIBUTIONS

         The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable.

         Each trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase our Debt Securities. The income of a trust available for distribution to holders of the Trust Preferred Securities issued by that trust will be limited to payments under those Debt Securities. If we do not make payments on the Debt Securities, a trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein under DESCRIPTION OF GUARANTEES.

OPTION TO ACCELERATE MATURITY DATE

         If, at any time the Debt Securities are held by a trust, we are not able to deduct the interest payable on the Debt Securities as a result of a Tax Event, then we have the right

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

to accelerate the stated maturity of the Debt Securities to the minimum extent required so that interest on the Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity may not be less than 15 years from the date of the original issuance. Moreover, we may not accelerate the stated maturity unless we have received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Trust Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the Debt Securities at any time or from time to time for a period, which we refer to in this prospectus as an "extension period," not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on the Debt Security on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the Debt Securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a trust will be deferred during any such extension period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of Debt Securities, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. We will provide further discussion of the accrual of original issue discount in the applicable prospectus supplement.

         Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Debt Securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the applicable trustee and the Property Trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such extension period and the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The applicable trustee will give notice of our election to begin a new extension period to the holders of the Trust Preferred Securities.

         Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the Guarantee has occurred and is continuing, we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities.

REGISTRATION, TRANSFER AND EXCHANGE

         Unless otherwise indicated in the applicable prospectus supplement, each series of Trust Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under BOOK-ENTRY SYSTEM. However, if we issue certificates, they will be issued in the name of the security holder.

         Trust Preferred Securities of any series will be exchangeable for other Trust Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, Trust Preferred Securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of the Property Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

         The Property Trustee will not be required to issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any Trust Preferred Securities selected for redemption except, in the case of any Trust Preferred Security to be redeemed in part, the portion thereof not to be so redeemed.

PAYMENT AND PAYING AGENTS

         Distributions and other payments on Trust Preferred Securities issued in the form of global securities will be paid in the manner described under BOOK-ENTRY SYSTEM.

         The paying agent initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. If the Property Trustee is no longer the paying agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrative Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and the Administrative Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Property Trustee.

REDEMPTION

         Upon the repayment or redemption, in whole or in part, of the Debt Securities held by a trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that trust, upon not less than 30 nor more than 60 days' notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Debt Securities. If less than all the Debt Securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debt Securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust.

         Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the Debt Securities held by a trust:

     - on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

     - prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

"Like Amount" means:

     - with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Debt Securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes; and

     - with respect to a distribution of Debt Securities to holders of Trust Securities in connection with a dissolution or liquidation of a trust, Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Debt Securities are distributed.

"Tax Event" means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change--including

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

any announced prospective change--in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

     - the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Debt Securities we have issued to that trust;

     - interest payable by us on the Debt Securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

     - the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

"Investment Company Event" means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change--including any announced prospective change--in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of Trust Preferred Securities.

         If and for so long as a trust is the holder of all the Debt Securities issued by us to that trust, we will pay, with respect to the Debt Securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding Trust Preferred Securities and Trust Common Securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

REDEMPTION PROCEDURES

         Trust Preferred Securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debt Securities held by that trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also SUBORDINATION OF TRUST COMMON SECURITIES.

         If a trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the Guarantee as described under DESCRIPTION OF GUARANTEES, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

         If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a global Trust Preferred Security, in accordance with the depository's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Debt Securities, on and after the redemption date interest will cease to accrue on the Debt Securities or portions of them called for redemption.

REMARKETED TRUST PREFERRED SECURITIES

If we issue Trust Preferred Securities with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Trust Preferred Securities including: interest rate, remarketing provisions, our right to purchase or redeem Trust Preferred Securities, the holders' right to tender Trust Preferred Securities, and any other provisions.

SUBORDINATION OF TRUST COMMON SECURITIES

         If on any distribution date or redemption date a payment event of default with respect to the underlying Debt Securities has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

         In the case of any event of default under the trust agreement, as defined below, resulting from an event of default with respect to the underlying Debt Securities, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the related trust agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Debt Securities held by that trust.

         The holders of all the outstanding Trust Common Securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the Debt Securities held by that trust to be distributed in liquidation of the trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the trust.

         Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

     - events of bankruptcy, dissolution or liquidation involving us or the holder of the Trust Common Securities, as specified in the trust agreement;

     - the giving by the holder of the Trust Common Securities issued by the trust of written direction to the Property Trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the Trust Common Securities;

     - the redemption of all the Trust Preferred Securities issued by the trust in connection with the repayment or redemption of all the Debt Securities as described under "Redemption"; and

     - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

         If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities issued by the trust a Like Amount of the related Debt Securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Debt Securities, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See SUBORDINATION OF TRUST COMMON SECURITIES.

         After the liquidation date is fixed for any distribution of Debt Securities we have issued to a trust,

     - the Trust Preferred Securities issued by that trust will no longer be deemed to be outstanding,

     - the depository or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debt Securities to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depository or its nominee, and

     - any certificates representing the Trust Preferred Securities not held by the depository or its nominee will be deemed to represent the Debt Securities having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

         If we do not redeem the Debt Securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the Debt Securities are not distributed to holders of the Trust Preferred Securities issued by that trust, the Trust Preferred Securities will remain outstanding until the repayment of the Debt Securities and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

         There can be no assurance as to the market prices for Trust Preferred Securities or the related Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Debt Securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

CERTAIN COVENANTS

         In connection with the issuance of Trust Preferred Securities by a trust, we will agree:

     - to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any trust to which Debt Securities have been issued while such Debt Securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the Trust Common Securities;

     - not to voluntarily dissolve, wind up or liquidate a trust to which Debt Securities have been issued, other than in connection with a distribution of Debt Securities to the holders of the Trust Preferred Securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

     - to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which Debt Securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the preferred security Guarantee has occurred and is continuing, we will also agree that we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities, or
(3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities, other than, in each case, repurchases, redemptions or other acquisitions of shares of our:

     - capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

     - as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

     - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

     - payments under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities;

     - any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

     - any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

     - we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

     - we are in default with respect to our payment of any obligations under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities; or

     -   an extension period is continuing.

         We will also agree that, if and for so long as a trust is the holder of all Debt Securities issued by us in connection with the issuance of Trust Preferred Securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the Debt Securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

EVENTS OF DEFAULT

         Any one of the following events constitutes an event of default with respect to the Trust Preferred Securities issued by a trust under the related trust agreement:

     - default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

     - default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

     - default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement;

     - the occurrence of an event of default under the applicable indenture relating to the Debt Securities held by a trust (see DESCRIPTION OF THE SENIOR NOTES-EVENTS OF DEFAULT and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES-EVENTS OF DEFAULT);

     - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

     - the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

         Within five business days after the occurrence of certain events of default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the event of default to the respective holders of Trust Securities and the respective Administrative Trustees, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related Debt Securities, the Property Trustee must notify the holders and the Administrative Trustees that we intend to defer these interest payments, unless we have revoked our determination to do so.

         The applicable trust agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities.

         The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a trust may waive any past default under the applicable trust agreement except:

     - a default in the payment of any distribution when it becomes due and payable or any redemption price;

     - a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

     - a default under the applicable indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable trust agreement.

         If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related Debt Securities issued by us to a trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See SUBORDINATION OF TRUST COMMON SECURITIES, LIQUIDATION DISTRIBUTION UPON DISSOLUTION, DESCRIPTION OF THE SENIOR NOTES-EVENTS OF DEFAULT and DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES-EVENTS OF DEFAULT.

         We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as provided below and under RESIGNATION, REMOVAL OF PROPERTY TRUSTEE AND DELAWARE TRUSTEE; APPOINTMENT OF SUCCESSORS and DESCRIPTION OF GUARANTEES-AMENDMENTS AND ASSIGNMENT and as otherwise required by law and the applicable trust agreement, the holders of the Trust Preferred Securities issued by a trust will have no voting rights.

         The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the trust:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

     - to facilitate the tendering, remarketing and settlement of the Trust Preferred Securities, as contemplated in the trust agreement;

     - to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an "investment company" under the Investment Company Act; or

     -   to reflect the appointment of a successor trustee.

         The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the Trust Common Securities and the Property Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

         Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

         So long as any Debt Securities are held by a trust, the respective Property Trustee will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Debt Securities under the related indenture, or execute any trust or power conferred on the Property Trustee with respect to the related Debt Securities;

     -   waive any past default that is waivable under the applicable indenture;

     - exercise any right to rescind or annul a declaration that the Debt Securities shall be due and payable; or

     - consent to any amendment, modification or termination of the applicable indenture or the related Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the applicable indenture would require the consent of each holder of Debt Securities affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities.

         A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debt Securities. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

         Any required approval of holders of Trust Preferred Securities issued by a trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable trust agreement.

         No vote or consent of the holders of Trust Preferred Securities issued by a trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable trust agreement. See above under REDEMPTION.

         Notwithstanding that holders of Trust Preferred Securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

         If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related Debt Securities and the holders of those Debt Securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right.

         If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of Debt

Securities on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a "Direct Action". We will have the right under the applicable indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action.

         We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding:

     - no modification of the applicable indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect,

     -   no termination of the applicable indenture may occur and

     - no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related Debt Securities have been paid in full and certain other conditions are satisfied.

         With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Debt Securities except under the circumstances described in this section.

RESIGNATION, REMOVAL OF PROPERTY TRUSTEE AND DELAWARE TRUSTEE; APPOINTMENT OF SUCCESSORS

         The Property Trustee or the Delaware Trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust's outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A TRUST

         A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its Trust Common Securities and without the consent of the holders of the outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

     - the successor entity either expressly assumes all the obligations of the trust with respect to its Trust Preferred Securities or substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     - a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Debt Securities;

     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

     - the Trust Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted;

     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

     - we or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable Guarantee.

         Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

INFORMATION CONCERNING THE PROPERTY TRUSTEES

         Each Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of Trust Preferred Securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

CONCERNING THE PROPERTY TRUSTEE

         We and our affiliates use or will use some of the services of the Property Trustee in the normal course of business.

MISCELLANEOUS

         The Administrative Trustees and the Property Trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Debt Securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each Property Trustee and the holders of Trust Common Securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

         Holders of the Trust Preferred Securities have no preemptive or similar rights.

         A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

         The trust agreement and the Trust Preferred Securities will be governed by Delaware law.

                            DESCRIPTION OF GUARANTEES

         Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will appoint The Bank of New York as Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of guarantee agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

                                     GENERAL

         Unless otherwise provided in a prospectus supplement, we will fully and unconditionally agree, to the extent described herein, to pay the Guarantee payments, as defined below, to the holders of the Trust Preferred Securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the "Guarantee payments," will be subject to the respective Guarantee:

     - any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the trust has funds on hand available therefor;

     - the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the trust has funds on hand available therefor; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related Debt Securities are distributed to holders of the Trust Preferred Securities, the lesser of:

              (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

              (2) the amount of assets of the trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the trust.

         Our obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the trust to pay these amounts to the holders.

         Each Guarantee will be an irrevocable guarantee of the obligations of the respective trust under its Trust Preferred Securities, but will apply only to the extent that the trust has funds sufficient to make these payments.

         If we do not make payments on the Debt Securities held by a trust, the trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the Guarantee. See STATUS OF THE GUARANTEES. The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

         We will enter into an agreement as to expenses and liabilities with each trust to provide funds to such trust as needed to pay obligations of the trust to parties other than the holders of the Trust Preferred Securities. We have, through the Guarantees, the trust agreements, the agreements as to expenses and liabilities, the applicable Debt Securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of its Trust Preferred Securities. See RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBT SECURITIES AND GUARANTEES.

STATUS OF THE GUARANTEES

         Each Guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each Guarantee.

         Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the Guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee payments in full to the extent not paid or distributed by the respective trust.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under DESCRIPTION OF TRUST PREFERRED SECURITIES-VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT. All Guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

         An event of default under a Guarantee will occur upon our failure to perform any of our payment obligations under the Guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

         The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related trust, the Guarantee Trustee or any other person or entity.

         We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes our obligations under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the Guarantee, the Guarantee Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

TERMINATION OF THE GUARANTEES

         Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective trust and upon distribution of the related Debt Securities to the holders of the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

         Each Guarantee will be governed by New York law.

CONCERNING THE TRUSTEE

         We and our affiliates use or will use some of the banking services of the Guarantee Trustee in the normal course of business.

         We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

                 RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
                         DEBT SECURITIES AND GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

         Payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably Guaranteed by us as and to the extent set forth under DESCRIPTION OF GUARANTEES. Taken together, our obligations under the related Debt Securities, the applicable indenture, an agreement as to expenses and liabilities, the related trust agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional Guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of each trust's obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Debt Securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Debt Securities having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

SUFFICIENCY OF PAYMENTS

         As long as payments are made when due on the Debt Securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that trust, primarily because:

     - the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;

     - the interest rate and interest and other payment dates on the Debt Securities will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;

     - we will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the related Trust Securities; and

     - the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

         Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

         Under the circumstances set forth under DESCRIPTION OF TRUST PREFERRED SECURITIES-ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES, holders of Trust Preferred Securities may bring a Direct Action against us.

         A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related trust or any other person or entity. See DESCRIPTION OF GUARANTEES.

LIMITED PURPOSE OF TRUST

         The Trust Preferred Securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Debt Securities. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a trust, or from us under a Guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

         Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related Debt Securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the Trust Preferred Securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See DESCRIPTION OF TRUST PREFERRED SECURITIES-LIQUIDATION DISTRIBUTION UPON DISSOLUTION. Since we are the guarantor under each of the Guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust's obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                                BOOK-ENTRY SYSTEM

         Unless otherwise stated in a prospectus supplement, book-entry securities of a series will be issued in the form of a global security that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue security certificates to each holder. One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

         Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

         DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange security certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

         A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

         We will wire principal and interest payments to DTC's nominee. We and the applicable trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global securities and voting by participants, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

         According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

         Securities represented by a global certificate will be exchangeable for definitive securities with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the securities of a series to be represented by a global security and notify the Trustee of our decision.

                              PLAN OF DISTRIBUTION

         We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

         Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

         The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

         The Agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

BY UNDERWRITERS

         If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

         We may also sell securities directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

         Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

         Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the securities for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

         Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the trust agreement and the creation of the trusts will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

                                     EXPERTS

         The consolidated financial statements of the Company and subsidiaries incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

         The consolidated financial statement schedule of the Company and subsidiaries incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

         The aforementioned reports have been so incorporated and included in reliance upon such firm given upon their authority as experts in accounting and auditing.

================================================================================




                              Preferred Securities


                       SOUTHWESTERN ELECTRIC POWER COMPANY


                             SWEPCo Capital Trust I
                       Flexible Trust Preferred Securities
                                   (T-FLEX(SM))
                      (Five Year Initial Fixed Rate Period)
               (Liquidation Amount $1,000 per Preferred Security)
            Fully and unconditionally guaranteed, as described herein

                             ---------------------
                             PROSPECTUS SUPPLEMENT

                               September   , 2003
                             ---------------------











LEHMAN BROTHERS
            DANSKE MARKETS
                       MELLON FINANCIAL MARKETS, LLC
                                                                   TD SECURITIES

================================================================================